AGREEMENT AND PLAN OF MERGER

by and among

THE PROGRESSIVE CORPORATION,

CARNATION MERGER SUB INC.

and

PROTECTIVE INSURANCE CORPORATION

Dated as of February 14, 2021

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS AND TERMS
Section 1.01	Definitions
Section 1.02	Interpretation
ARTICLE II

THE MERGER
Section 2.01	The Merger
Section 2.02	Closing
Section 2.03	Effective Time
Section 2.04	Conversion of the Shares
Section 2.05	Organizational Documents
Section 2.06	Directors and Officers of the Surviving Corporation
Section 2.07	Treatment of Company Equity Awards
Section 2.08	Adjustments to Prevent Dilution
ARTICLE III

EXCHANGE OF CERTIFICATES
Section 3.01	Paying Agent
Section 3.02	Exchange Procedures
Section 3.03	No Further Ownership Rights
Section 3.04	Termination of Exchange Fund
Section 3.05	No Liability For Escheated Funds
Section 3.06	Lost, Stolen or Destroyed Certificates
Section 3.07	Withholding of Tax
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.01	Organization and Good Standing; Organizational Documents
Section 4.02	Authority for Agreement
Section 4.03	Capitalization
Section 4.04	Company Subsidiaries
Section 4.05	No Conflict; Required Filings and Consents
Section 4.06	Compliance with Laws; Permits
Section 4.07	Litigation; Orders
Section 4.08	Company Reports; Financial Statements.
Section 4.09	Absence of Certain Changes or Events
Section 4.10	Contracts
Section 4.11	Company Insurance Subsidiaries
Section 4.12	Statutory Statement; Examinations
Section 4.13	Reinsurance
Section 4.14	Taxes
Section 4.15	Employee Benefit Plans
Section 4.16	Labor Matters
Section 4.17	Intellectual Property
Section 4.18	Insurance Coverage
Section 4.19	Real Property
Section 4.20	Environmental Matters
Section 4.21	Reserves
Section 4.22	Takeover Statutes
Section 4.23	Financial Advisor Opinion
Section 4.24	Brokers or Finders
Section 4.25	Investments.
Section 4.26	No Other Representations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 5.01	Organization and Good Standing
Section 5.02	Authority for Agreement
Section 5.03	No Conflict; Required Filings and Consents
Section 5.04	Litigation; Orders
Section 5.05	Absence of Certain Changes
Section 5.06	Capacity
Section 5.07	Interim Operations of Merger Sub
Section 5.08	Ownership of Shares
Section 5.09	Vote/Approval Required.
Section 5.10	Brokers or Finders
Section 5.11	No Other Representations.
ARTICLE VI

COVENANTS
Section 6.01	Conduct of Business by the Company Pending the Merger
Section 6.02	Access to Information and Employees; Confidentiality
Section 6.03	Reasonable Best Efforts to Consummate Merger; Regulatory Matters
Section 6.04	Proxy Statement
Section 6.05	Company Shareholders Meeting
Section 6.06	No Solicitation of Transactions
Section 6.07	Public Announcements
Section 6.08	Employee Matters
Section 6.09	Directors’ and Officers’ Indemnification and Insurance
Section 6.10	Section 16 Matters
Section 6.11	Share Exchange De-listing
Section 6.12	Takeover Laws
Section 6.13	Shareholder Litigation
Section 6.14	No Control of the Other Party’s Business
Section 6.15	Company Debt

ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01	Conditions to the Obligations of Each Party
Section 7.02	Conditions to the Obligations of Parent and Merger Sub
Section 7.03	Conditions to the Obligation of the Company
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01	Termination
Section 8.02	Fees and Expenses
Section 8.03	Effect of Termination
ARTICLE IX

GENERAL PROVISIONS
Section 9.01	Nonsurvival of Representations, Warranties, Covenants and Agreements
Section 9.02	Notices
Section 9.03	Entire Agreement
Section 9.04	Third-Party Beneficiaries
Section 9.05	Amendment; Waiver
Section 9.06	Assignment
Section 9.07	Governing Law
Section 9.08	Consent to Jurisdiction
Section 9.09	Waiver of Jury Trial
Section 9.10	Specific Performance
Section 9.11	Counterparts
Section 9.12	Severability

EXHIBITS

Exhibit A Surviving Corporation Articles of Incorporation
Exhibit B Surviving Corporation Bylaws

SCHEDULES

Schedule I Governmental Consents

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of February 14, 2021, is by and among The Progressive Corporation, an Ohio corporation (“Parent”), Carnation Merger Sub Inc., an Indiana corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), and Protective Insurance Corporation, an Indiana corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective shareholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to Chapter 40 of the Indiana Business Corporation Law (the “IBCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of Class A common stock, without par value, of the Company (the “Company Class A Shares”) and each outstanding share of Class B common stock, without par value, of the Company (the “Company Class B Shares” and, together with the Company Class A Shares, the “Company Common Shares”) shall be converted into the right to receive the Merger Consideration, as set forth herein, all upon the terms and subject to the conditions of this Agreement;
WHEREAS, acting on the unanimous recommendation of the Special Committee of the Board of Directors (the “Special Committee”), the Board of Directors of the Company (the “Company Board of Directors”) has unanimously adopted resolutions at a meeting duly called and at which the Company Board of Directors was present (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”), (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and recommending the approval by the holders of Company Class A Shares (the “Company Voting Shareholders”) of this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, the Board of Directors of Merger Sub has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole shareholder, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring the advisability of this Agreement, the Merger and the other transactions contemplated hereby and recommending the approval by its sole shareholder of this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, the Board of Directors of Parent and Progressive Commercial Holdings, Inc., a Delaware corporation, as the sole shareholder of Merger Sub, in each case has adopted and approved this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain Company Voting Shareholders are executing and delivering a voting and support agreement with Parent and the Company (the “Company Voting Agreement”); and
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

Article I

DEFINITIONS AND TERMS
Section 1.01 Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:
“Action” means any action, claim, suit, proceeding, litigation, hearing, charge, mediation, arbitration, audit, examination or investigation by or before any Governmental Authority or any arbitrator or mediator.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, prior to the Closing, (a) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (b) the Company and its Subsidiaries shall not be deemed to be affiliates of Parent and its Affiliates (other than the Company and its Subsidiaries) for any purpose hereunder.
“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Articles of Merger” means the articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the IBCL.
“Benefit Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA (but without regard to whether such plan is subject to ERISA), and (b) other employment agreement, consultant, bonus, stock option, stock purchase, performance award or other equity-based award, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, vacation, deferred compensation, severance, termination, salary continuation, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (i) which is maintained, administered or contributed to by the Company or any of its Subsidiaries for the benefit of or relating to any current or former director, officer or employee of the Company or its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability (contingent or otherwise).
“BMA” means the Bermuda Monetary Authority.
“Book-Entry Shares” means each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Burdensome Condition” means a condition that Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries after the Closing) take or refrain from taking any action (including any amendment, waiver or termination of any material agreement, including this Agreement) or suffer to exist any restriction, condition or requirement which (i) is imposed by an Insurance Regulator and would require Parent or any of its Subsidiaries to agree to any material operational restriction on its business or any restriction on the payment of dividends (other than restrictions on dividends imposed by applicable Indiana insurance Laws or any incremental limitation on dividends or distributions specifically imposed by an Insurance Regulator with a duration of two (2) years or less following the Closing), (ii) is imposed by a Governmental Authority and would require Parent or any of its Subsidiaries to make any divestiture or disposition, discontinue or license any portion of its business or assets, to accept or enter into any hold separate order or consent decree or to place any assets in trust (other than any that relates to the Company and its Subsidiaries and would not be material to the Company and its Subsidiaries, taken as a whole), (iii) is imposed by an Insurance Regulator and would require Parent or any of its Subsidiaries to make any capital commitment or capital guarantee or keep well or similar capital maintenance undertaking, in each case that would be material relative to Parent and its Subsidiaries, taken as a whole (with “material” for this purpose measured relative to the size of the Company and its Subsidiaries, taken as a whole), as a result of the transactions contemplated by this Agreement or (iv) individually or in the aggregate has or would reasonably be likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, as a result of the transactions contemplated by this Agreement; provided that none of the following shall constitute or be taken into account in determining whether a Burdensome Condition has occurred or exists: (A) any proposed changes to the business and operations of the Company and its Subsidiaries by Parent or its Subsidiaries or (B) other than for purposes of clause (ii) above, the identity of Parent and its Subsidiaries.  Prior to Parent being entitled to invoke a Burdensome Condition, each of the parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition, and Parent shall use its reasonable best efforts to take, or cause to be take, any such actions in respect thereof which may mitigate a Burdensome Condition (other than any actions which themselves would constitute a Burdensome Condition).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Indianapolis, Indiana are authorized or obligated by Law or executive order to be closed.
“Certificate” means each certificate representing one or more Shares.
“Change in Circumstance” means any event or development that is material to the Company and its Subsidiaries, taken as a whole, occurring after the execution and delivery of this Agreement, that was not known to, or reasonably foreseeable by, the Company Board of Directors or any committee thereof prior to the date hereof and which does not relate to (a) a Takeover Proposal or any matter related thereto or consequences thereof, (b) events or developments arising from the announcement or existence of this Agreement or actions taken pursuant to this Agreement or in connection with the transactions contemplated hereby, or (c) changes in the market price or trading volume of the Company Common Shares (but not the underlying cause thereof).

“Code” means the Internal Revenue Code of 1986.
“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company as in effect as of the date hereof.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2019, and the footnotes thereto set forth in the Company 10-K.
“Company By-Laws” means the Code of By-Laws of the Company as in effect as of the date hereof.
“Company Confidentiality Agreement” means the Confidentiality Agreement between the Company and an indirect subsidiary of Parent dated October 5, 2020.
“Company Disclosure Letter” means the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
“Company Equity Awards” means the Company RSAs.
“Company Equity Plans” means, collectively, the Company Long-Term Incentive Plan, effective as of February 13, 2017, and the Company Restricted Stock Compensation Plan, effective on or about February 2010.
“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
“Company Material Adverse Effect” means any fact, effect, change, event, circumstance, occurrence or development that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) changes within or affecting the general property and casualty insurance industry, the United States or global economy, or changes within or affecting global or United States economic or capital market conditions (including changes in the credit, debt, financial, or currency markets), (b) changes in or adoption of any applicable Laws or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed or permitted by the applicable Insurance Regulators and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (c) changes in global or national political conditions (including political action or inaction, the outbreak or escalation of war, military action, insurrection, sabotage or acts of terrorism), (d) changes due to any acts of God, natural disasters, man-made disasters, disease outbreak, global public health emergency (as declared by the World Health Organization), epidemics or pandemics (including COVID-19 and any worsening thereof or any COVID-19 Measures), (e) change, event, effect, development or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Governmental Authorities or any customers, suppliers, reinsurers, agents, policyholders, partners, officers or employees of the Company and its Subsidiaries; provided, however, that this clause (e) shall not apply with respect to the representations and warranties made by the Company in Section 4.05 of this Agreement, (f) actions taken or omitted to be taken pursuant to the express provisions of this Agreement to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated hereby, (g) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the express written request or with the prior written consent of Parent or Merger Sub, (h) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (i) any initiated or threatened Action against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) any failure in and of itself (but not the underlying cause thereof) by the Company to meet any published analyst estimates or expectations of the Company’s revenues, premiums written, earnings or other financial performance or results of operations for any period or any failure in and of itself (but not the underlying cause thereof) by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, premiums written, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Shares, (k) changes in the value of the investment assets owned by a Company Insurance Subsidiary (but not the underlying cause thereof) or (l) changes or developments in and of itself (but not the underlying cause thereof) in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt, (m) any effect, change, event, occurrence or circumstance arising out of, resulting from or related to the matters described in Section 1.01A of the Company Disclosure Letter; provided, further, however, that any effect, change, event or occurrence referred to in clause (a), (b), (c) or (d) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries and geographies in which the Company and its Subsidiaries operate (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).
“Company Permits” means all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries and for the Company and its Subsidiaries to own, lease or operate its properties and assets.

“Company Reports” means all forms, reports, schedules, statements, information, registration statements and other documents (as amended or supplemented since the time of filing) filed or furnished or required to be filed or furnished by the Company with the SEC since December 31, 2018, and all certifications required pursuant to the Sarbanes-Oxley Act of 2002.
“Company Required Vote” means the affirmative vote of the holders of at least a majority of the Company Class A Shares entitled to vote in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.
“Company RSA” means each Company Common Share granted pursuant to a Company Equity Plan or otherwise that is subject to transfer restrictions or other restrictions that may lapse on the basis of time.
“Company Share Rights” means, other than Company RSAs, any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents, preemptive rights or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock or voting securities of, or options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents, preemptive rights or other equity interests in, the Company or the value of which is determined in whole or part by reference to any of the foregoing.
“Company Shareholders Meeting” means a meeting of the Company Voting Shareholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.
“Company Termination Fee” shall be $13,335,000.
“Confidentiality Agreements” means the Company Confidentiality Agreement and the Parent Confidentiality Agreement.
“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, legally binding commitment or legally binding undertaking, in each case whether written or oral.
“Control” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any commercially reasonable actions taken (or commercially reasonably not taken) by the Company and its Subsidiaries (after the date hereof, in consultation with Parent) as a reasonably necessary or appropriate response to COVID-19 to (a) protect the health and safety of the Company’s or its Subsidiaries’ employees or (b) respond to third-party supply or service disruptions caused by COVID-19, including in each case of the preceding clauses (a) and (b) in response to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority in response to COVID-19.

“Effective Time” means the effective time of the Merger, which shall be the time the Articles of Merger are duly filed with and accepted by the Indiana Secretary, or such later time as is permissible in accordance with the IBCL and as agreed by the parties hereto and specified in such Articles of Merger.
“Environmental Laws” means any Laws governing pollution or the protection of human health or the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, whether or not incorporated, that together with the Company is treated as a single employer for purposes of Section 4001(b)(1) of ERISA or under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Fraud” means any material misrepresentation of past or existing fact made with knowledge of or reckless disregard for the falsity of the statement, that is relied upon by another party to that party’s detriment.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any non-U.S., national, supranational, state, county, regional, municipal or local government or any court of competent jurisdiction, administrative or regulatory agency or commission (including the Nasdaq Global Market) or other governmental authority or agency.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indiana Secretary” means the Secretary of State of the State of Indiana.
“Insurance Laws” means all Laws applicable to the business of insurance or the regulation of insurance companies.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, corporate names, assumed business names, logos, symbols, trade dress, and other similar designations of origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by, and all common law rights, registrations, applications and renewals for, any of the foregoing (“Trademarks”); (b) Internet domain name registrations (“Domain Names”); (c) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (d) copyrights, whether registered or unregistered, in both published and unpublished works and copyrightable works (including Internet websites and content thereof and computer software, data, applications, data bases and documentation thereof), and all applications and registrations thereof; (e) trade secrets and all other confidential information, ideas, know-how, inventions, formulae, models, and methodologies (whether patentable or not reduced to practice); and (f) other intellectual property and related proprietary rights, interests and protections, including, without limitation, any of the foregoing rights, interests and protections in social media pages, user names and account handles.

“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01B of the Company Disclosure Letter of such fact or matter as of the date hereof, in each case, after reasonable inquiry, and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Letter of such fact or matter as of the date hereof, in each case, after reasonable inquiry; provided that, in the case of the foregoing (a) and (b), for clarity, with respect to Intellectual Property, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel.
“Law” means any U.S. or non-U.S. national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.
“Lien” means any lien, mortgage, pledge, deed of trust, security interest, license, restriction, claim, option to purchase, charge, encumbrance or hypothecation.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
“Parent Confidentiality Agreement” means the confidentiality and use provisions in the Non-Disclosure and Exclusivity Agreement between an indirect subsidiary of Parent and the Company dated January 8, 2020.
“Parent Disclosure Letter” means the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.
“Parent Material Adverse Effect” means a material impairment in the ability of Parent to perform its obligations under this Agreement and consummate the transactions contemplated hereby on or prior to the Outside Termination Date.
“Paying Agent” means a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.
“Permit” means any authorization, license, permit, certificate, approval, award, order or any similar authorization of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP or SAP, as applicable, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the applicable Person or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian or other record owner, (e) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (g) in the case of the Company and its Subsidiaries, Liens created by or through the actions of Parent or any of its Affiliates, (h) easements, rights-of-way, zoning ordinances, entitlements, encroachments, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, restrictions and conditions of record incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be likely to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, and (i) such other Liens or imperfections that do not materially detract from the value of or materially impair the use (or contemplated use) of the property affected by such Lien or imperfection.
“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.
“Proxy Statement” means the proxy statement of the Company, and any amendment or supplement thereto, relating to the solicitation of votes in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting.
“Representatives” means directors, officers, employees, consultants, auditors, attorneys and financial advisors and other agents or advisors.
“SAP” means, as to any Company Insurance Subsidiary, the statutory accounting principles and practices prescribed or permitted by the applicable Insurance Regulator of the jurisdiction in which it is domiciled.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be; provided that, prior to the Closing, the Company and its Subsidiaries shall not be deemed to be Subsidiaries of Parent or its Affiliates for any purpose hereunder.
“Subsidiary Share Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, preemptive rights or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or voting securities of, or options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents, preemptive rights or other equity interests in, any Subsidiary of the Company or the value of which is determined in whole or part by reference to any of the foregoing.
“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach of Section 6.06 and that the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel), considering all financial, legal, regulatory and other factors as the Company Board of Directors considers to be appropriate, is reasonably expected to be consummated and, if consummated, would be more favorable to the shareholders of the Company than the Merger; provided that for the purposes of this definition of “Superior Proposal,” all references in the term Takeover Proposal to “10% or more” shall be deemed to be references to “more than 50%,” all references to “Company Class A Shares, Company Class B Shares or Company Common Shares” shall be deemed references to “Company Class A Shares, Company Class B Shares and Company Common Shares” and all references to “any class of equity securities” shall be deemed to be references to “each class of equity securities.”
“Surviving Corporation” means the corporation surviving the Merger.
“Takeover Proposal” means any inquiry, indication of interest, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 10% or more of the outstanding (A) Company Class A Shares, (B) Company Class B Shares or (C) Company Common Shares or (ii) 10% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third-Party owning, directly or indirectly, 10% or more of the outstanding (i) Company Class A Shares, (ii) Company Class B Shares or (iii) Company Common Shares or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 10% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated hereby, (d) any issuance, sale or disposition, directly or indirectly, to any Person or group of any securities (or options, rights, warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, or (e) any combination of the foregoing (in each case, other than the Merger and the transactions contemplated by this Agreement).

“Takeover Proposal Documentation” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(a)).
“Tax” or “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits, occupation, premium, social security (or similar), workers compensation, transfer, registration, alternative or other tax, duty, fee or assessment of any nature whatsoever (together with any interest or penalty, addition to Tax or additional amount imposed with respect thereto by any Governmental Authority).
“Tax Return” means any and all returns, reports, statements, certificates, schedules, filings, documents or similar statements required to be filed with a Governmental Authority with respect to any Tax, including any and all information, returns, claims for refund, amended returns or declarations of estimated Tax and any and all attachments, amendments, supporting workpapers and supplements thereto.
“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
“Treasury Regulation” means the regulations promulgated under the Code.
“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Index of Defined Terms

Adverse Recommendation Change Section 6.06(b)
Agreement Preamble
Annual Bonus Section 6.08(e)
Bankruptcy and Equity Exception Section 4.02
Chosen Courts Section 9.08
Closing Section 2.02
Closing Conditions Measurement Date Section 2.02
Closing Date Section 2.02
Company Preamble
Company 401(k) Plan Section 6.08(e)
Company Board of Directors Recitals
Company Class A Shares Recitals
Company Class B Shares Recitals
Company Common Shares Recitals
Company Employee Section 6.08(a)
Company Fundamental Representations Section 7.02(a)
Company Incentive Plan Section 6.08(e)
Company Insurance Subsidiary Section 4.11
Company Recommendation Section 6.05
Company RSA Consideration Section 2.07(a)
Company Shareholders Recitals
Company Statutory Statements Section 4.12(a)
Company Voting Agreement Recitals
Company Voting Shareholders Recitals
Continuation Period Section 6.08(a)
Domain Names Section 1.01
Employee Matters Section 4.13
Exchange Fund Section 3.01
Excluded Shares Section 2.04(b)
Form A Section 6.03(c)
IBCL Recitals
Indebtedness Section 6.01(h)
Indemnified Parties Section 6.09(a)
Investment Assets Section 2.07(a)
Letter of Transmittal Section 3.02(a)
Material Contract Section 4.10(a)
Maximum Premium Section 6.09(b)
Merger Recitals
Merger Consideration Section 2.04(a)
Merger Sub Preamble
New Plans Section 6.08(d)
Old Plans Section 6.08(d)
Outside Termination Date Section 8.01(f)
Owned Real Property Section 4.19
Parent Preamble
Parent Fundamental Representations Section 7.03(a)
Patents Section 1.01
Payment Date Section 6.08(e)
Payor Section 3.07
Permitted Investments Section 3.01
Purchaser 401(k) Plan Section 6.08(e)
Reinsurance Contracts Section 4.13
Required Documents Section 3.02(b)
Shares Section 2.04(a)
Special Committee Recitals
Takeover Laws Section 4.22
Trademarks Section 1.01

Section 1.02 Interpretation.
(a) As used in this Agreement, references to the following terms have the meanings indicated:
(i)
to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)	to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;
(iii)
to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)	to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(v)	to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi)
to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)	to the “date of this Agreement,” “the date hereof” and words of similar import refer to February 14, 2021; and
(viii)	to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.
(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.  With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(e) References to a “party” hereto means Parent, Merger Sub or the Company and references to “parties” hereto means Parent, Merger Sub and the Company unless the context otherwise requires.
(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(g) References to the “ordinary course of business” shall mean any action taken by the Company that is generally consistent with the usual customs and past practices of the Company.
(h) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(j) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

Article II

THE MERGER
Section 2.01 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the IBCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Indiana.
(b) The Merger shall have the effects set forth herein and in the applicable provisions of the IBCL.  Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
Section 2.02 Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m., New York time, on the date that is the third (3rd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, unless another time, date or place is agreed to in writing by Parent and the Company (such date, the “Closing Conditions Measurement Date”); provided that if the Closing Conditions Measurement Date occurs within ten (10) Business Days of the end of a fiscal month of Parent, then, at the election of Parent to be made within one (1) Business Day after the Closing Conditions Measurement Date, (x) the Closing Date shall be the first (1st) Business Day of the first fiscal month of Parent commencing after the Closing Conditions Measurement Date (unless another date is agreed to in writing by Parent and the Company) (the date on which the Closing occurs is the “Closing Date”) and (y) if the date referred to in clause (x) is after the “Outside Termination Date,” then for all purposes of this Agreement, (1) the “Outside Termination Date” shall be deemed to be the Business Day after the date referred to in clause (x) and (2) (A) if the conditions set forth in Section 7.01 are satisfied on the Closing Conditions Measurement Date, the conditions set forth in Section 7.01 shall be deemed waived and satisfied from and after the Closing Conditions Measurement Date, (B) if the conditions set forth in Section 7.02 are satisfied on the Closing Conditions Measurement Date (with all references therein (and those required to be included in the certificate contemplated by Section 7.02(d)) to “Closing Date” deemed to refer instead to “Closing Conditions Measurement Date”), then the conditions set forth in Section 7.02 shall be deemed waived and satisfied from and after the Closing Conditions Measurement Date, and (C) if the conditions set forth in Section 7.03 are satisfied on the Closing Conditions Measurement Date (with references therein (and those required to be included in the certificate contemplated by Section 7.03(c)) to “Closing Date” deemed to refer instead to “Closing Conditions Measurement Date”), then the conditions set forth in Section 7.03 shall be deemed waived and satisfied from and after the Closing Conditions Measurement Date.
Section 2.03 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file the Articles of Merger with the Indiana Secretary in accordance with IBCL 23-1-40-5.  The Merger shall become effective at the Effective Time.

Section 2.04 Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Except as provided in Section 2.04(b) or in Section 2.07, each Company Common Share issued and outstanding immediately prior to the Effective Time (the “Shares”), other than the Excluded Shares and the Company RSAs, shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive (i) an amount in cash, without interest, equal to $23.30 (the “Merger Consideration”), (A) upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and (B) automatically, in the case of Book-Entry Shares.  All Shares, at the Effective Time, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.
(b) Each Share that is owned by the Company as treasury shares or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
(c) Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.05 Organizational Documents.
(a) At the Effective Time, pursuant to the Merger, the articles of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation.  Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.09(a)).
(b) At the Effective Time, pursuant to the Merger, the bylaws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation.  Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.09(a)).
Section 2.06 Directors and Officers of the Surviving Corporation.  At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.
Section 2.07 Treatment of Company Equity Awards.
(a) Company RSAs.  At the Effective Time, except as otherwise mutually agreed to between Parent and a holder of a Company RSA, the restrictions on each Company RSA issued and outstanding immediately prior to the Effective Time shall lapse and each Company RSA shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Common Shares subject to the Company RSA, multiplied by (ii) the Merger Consideration, plus any cash dividends or cash dividend equivalents accrued on such Company RSA (the “Company RSA Consideration”).  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation to each holder of Company RSA the Company RSA Consideration, less any required withholding Taxes, within three (3) Business Days following the Effective Time.

(b) Required Actions.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to take any such actions as may be necessary to give effect to the transactions contemplated by this Section 2.07; provided, however, that the Company shall not be required to obtain any consents from the holders of the Company RSAs.
(c) Section 409A.  Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.
Section 2.08 Adjustments to Prevent Dilution.  Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change (and the reference to “$0.10 per share” in Section 6.01(a) and the corresponding section of the Company Disclosure Letter shall be proportionately adjusted to reflect such change (other than with respect to any dividend that is both declared and has a record date prior to the effectiveness of the action giving rise to the applicability of this Section 2.08)).

Article III

EXCHANGE OF CERTIFICATES
Section 3.01 Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares.  Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (other than the Excluded Shares and the Company RSAs) (such cash amount being referred to herein as the “Exchange Fund”).  The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of Parent, the Company or any of its Subsidiaries.  Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Shareholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Shareholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III.  Any income from investment of the Exchange Fund will be payable solely to Parent.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares (other than the Excluded Shares and the Company RSAs) for the Merger Consideration.
Section 3.02 Exchange Procedures.
(a) As promptly as practicable and in any event within five (5) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04, (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval (to be obtained prior to the Closing) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in accordance with this Article III.
(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation (the “Required Documents”), (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled.  No interest shall be paid or accrued on the Merger Consideration payable upon surrender of the Certificates.  Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time (and in any event within) (i) in the case of any Book-Entry Shares, three (3) Business Days or (ii) in the case of a holder of a Certificate, within three (3) Business Days of receipt by the Paying Agent of surrender of a Certificate of cancellation to the Paying Agent (or after the date that is the first anniversary of the Closing, by the Company or Paying Agent) of the Required Documents, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.
(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been fully paid.
Section 3.03 No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof, in the case of certificated Shares, or automatically, in the case of Book-Entry Shares, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.
Section 3.04 Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date fifteen (15) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05 No Liability For Escheated Funds.  None of Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 3.06 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of Shares formerly represented by such Certificate pursuant to this Article III.
Section 3.07 Withholding of Tax.  Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent (each a “Payor”) shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement, such amounts as the relevant Payor is required to deduct and withhold with respect to the making of such payment to such Person under the Code or any other applicable provision of state, local or non-U.S. Tax Law.  To the extent that amounts are so withheld by the relevant Payor and are timely are paid over to the applicable Governmental Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available on or after January 1, 2018, and at least three (3) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any section titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature and provided that any such disclosure will not operate as an exception to any Company Fundamental Representation) or set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent its relevance to such Section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.01 Organization and Good Standing; Organizational Documents.
(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and, as of February 8, 2021 and the Closing, in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure of any such Subsidiary to be so organized, existing or in good standing, would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b) The copies of the Company Articles of Incorporation and Company By-Laws that are incorporated by reference into the Company 10-K (or in a subsequent report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company at least three (3) Business Days prior to the date of this Agreement) are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company By-Laws.

Section 4.02 Authority for Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger with the Indiana Secretary and the Company Required Vote.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock or voting securities of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the approval of this Agreement, the Merger and the other transactions contemplated hereby, the Company Required Vote).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers (the “Bankruptcy and Equity Exception”).  As of the date of this Agreement, the Special Committee and the Company Board of Directors (upon the unanimous recommendation of the Special Committee) have adopted resolutions unanimously (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Company Shareholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the approval by the Company Shareholders of this Agreement, the Merger and the other transactions contemplated hereby, and such resolutions have not been subsequently rescinded, superseded or withdrawn in any way.  The only vote of the shareholders of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby is the Company Required Vote.  The quorum for the Company Shareholders Meeting is the Persons owning a majority of the Shares of the Company entitled to vote at the Company Shareholders Meeting in person or by proxy.  No shareholder of the Company has any dissenters’ rights, appraisal rights or similar rights under applicable Laws in effect as of the date hereof with respect to this Agreement, the Merger and the other transactions contemplated hereby.
Section 4.03 Capitalization.
(a) The authorized capital stock of the Company consists of 3,000,000 Company Class A Shares and 20,000,000 Company Class B Shares.  As of the close of business on February 11, 2021 (i) 2,603,350 Company Class A Shares are issued and outstanding, (ii) 11,886,850 Company Class B Shares are issued and outstanding (of which 339,592 were Company RSAs) and (iii) 63,316 Company Class A Shares and 2,886,611 Company Class B Shares are held in the Company’s treasury and no Company Common Shares are held by a Subsidiary of the Company.  All outstanding Shares are, and any additional Company Common Shares issued by the Company after the date hereof and prior to the Effective Time (to the extent permitted by this Agreement) will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights.  Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of Company Equity Awards outstanding on the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company or Company Share Rights.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
(b) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Share Rights or to pay any dividend or make any other distribution in respect thereof.  Other than the Company Voting Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

Section 4.04 Company Subsidiaries.
(a) Section 4.04 of the Company Disclosure Letter sets forth a list, as of the date hereof, of all the Subsidiaries of the Company.  The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company or one of its wholly owned Subsidiaries free and clear of all Liens.
(b) There are no outstanding Subsidiary Share Rights.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Share Rights or to pay any dividend or make any other distribution in respect thereof.  There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of the Company.
Section 4.05 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company By-Laws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 5.03(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger and perform its obligations under this Agreement.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or waiver of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the Nasdaq Global Market, (iv) filing and recordation of the Articles of Merger, as required by the IBCL, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger and perform its obligations under this Agreement.

Section 4.06 Compliance with Laws; Permits.
(a) The business of the Company and its Subsidiaries is being, and at all times since December 31, 2018, has been, conducted in compliance with applicable Law, except as would not be material to the Company and its Subsidiaries, taken as a whole.  Since December 31, 2018, through the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral, notification from any Governmental Authority of any violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b) Except where it, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold, and at all times since December 31, 2018, have held, all Company Permits and are, and since December 31, 2018, have been, in compliance with the terms of such Company Permits and (ii) all such Company Permits are valid and in full force and effect.  Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral, notification from any Governmental Authority that such Company Permits will be, or have been threatened to be, cancelled, suspended, revoked, invalidated or will not be renewable upon expiration.
Section 4.07 Litigation; Orders.
(a) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger and perform its obligations under this Agreement.
(b) As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger and perform its obligations under this Agreement.  The business of the Company and its Subsidiaries is being, and at all times since December 31, 2018, has been, conducted in compliance with applicable Orders, except as would not be material to the Company and its Subsidiaries, taken as a whole.  Since December 31, 2018, through the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral, notification from any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.08 Company Reports; Financial Statements.
(a) The Company has timely filed (or received the appropriate extension of time within which to file) all Company Reports required to be filed with the SEC.  As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.  None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company Reports.  To the Knowledge of the Company, as of the date of this Agreement, none of the Company Reports is the subject of ongoing SEC formal, informal or voluntary review or investigation.
(b) Prior to the date hereof, the Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent copies of all of the Company Financial Statements.  The Company Financial Statements (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by applicable instructions, rules or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as permitted by SEC instructions, rules and regulations or as may be indicated in the notes thereto) and (iii) fairly present, in conformity in all material respects with GAAP, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (except as may be indicated in the notes thereto or subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(c) There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed subsequent to the Company Balance Sheet Date and at least three (3) Business Days prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2019, or (iii) incurred on behalf of the Company in connection with the transactions contemplated hereby, or (iv) except as would not be material to the Company and its Subsidiaries, taken as a whole.
(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.
(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(g) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09 Absence of Certain Changes or Events.
(a) Except as otherwise expressly contemplated by this Agreement, from December 31, 2019, through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses, except (i) for COVID-19 Measures or (ii) as disclosed in the Company Reports filed subsequent to the Company Balance Sheet Date and at least three (3) Business Days prior to the date of this Agreement.
(b) Since December 31, 2019, through the date hereof, there has been no Company Material Adverse Effect.
Section 4.10 Contracts.
(a) Section 4.10(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Contracts (except for any insurance Contract, Reinsurance Contract or Benefit Plan) to which the Company or any of its Subsidiaries is a party to or bound that meets the following criteria (each, a “Material Contract”):
(i)	that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)
(A) containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area, (B) containing covenants binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Subsidiaries to hire or solicit for employment any individual or (C) containing an obligation of the Company or any of its Subsidiaries to conduct any business on an exclusive basis with any Person;

(iii)
with respect to a material joint venture or material partnership agreement or other similar material agreement or arrangement or to the formation, creation or operation, management or control of any joint venture or partnership;

(iv)
(A) providing for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,500,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit, or (B) providing for any guarantees of third-party obligations;

(v)
expressly limiting or prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibiting the pledging of capital stock of the Company or any of its Subsidiaries or prohibiting the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order);

(vi)
that is a Contract pursuant to which the Company (A) licenses any Intellectual Property that is material to the conduct of the Company’s business from any non-Affiliated Person, or (B) licenses any Intellectual Property to any non-Affiliated Person, in each case (in respect of the foregoing (A) and (B)), other than (x) licenses for open source or off-the-shelf software pursuant to “click-wrap” or “shrink-wrap” agreements, or software that is pre-installed as a standard part of purchased hardware and (y) Contracts in which grants of rights to use Intellectual Property are incidental to and not material to performance under the agreement;

(vii)
relating to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction);

(viii)
that is between the Company or any of its Subsidiaries, on the one hand, and any officer, director or other Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other hand, or that otherwise would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act in the Company Reports without regard to the dollar amounts contained therein;

(ix)
 that is between the Company or any of its Subsidiaries, on the one hand, and the Company or another one of its Subsidiaries, on the other hand, or that otherwise would be required to be filed as an intercompany or affiliate agreement with an Insurance Regulator;

(x)	that involve or could reasonably be expected to involve aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $3,000,000 in any twelve-month period;
(xi)
that involve the provision to the Company or its Subsidiaries of material third-party administration or other policy or claims administration services with respect to any insurance Contracts or investment management services to the Company or any of its Subsidiaries pursuant to which assets valued at $10,000,000 or greater are managed; or

(xii)	in which the counterparty is a Governmental Authority, including an Insurance Regulator.
(b) A true and complete copy of each Material Contract as of the date hereof has been made available to Parent.  Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, as of the date hereof, (i) each Material Contract is a valid and binding obligation of the Company and any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and any applicable Subsidiary is not and, to the Knowledge of the Company, no other party thereto is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in each Material Contract and (iii) to the Knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute a default under any Material Contract, except, with respect to each of the foregoing clauses (i), (ii) and (iii), where such failures to be valid and binding and in full force and effect and defaults would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.11 Company Insurance Subsidiaries.  Each Subsidiary of the Company that conducts the business of insurance (each, a “Company Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, except in the case of clause (ii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.  Section 4.11 of the Company Disclosure Letter contains a true and complete list of the Company Insurance Subsidiaries, its jurisdiction of domicile, any jurisdiction in which it is commercially domiciled.
Section 4.12 Statutory Statement; Examinations; Insurance Matters.
(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since December 31, 2018, each of the Company Insurance Subsidiaries has timely filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).
(b) Prior to the date hereof, the Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, (i) audited annual Company Statutory Statements as of and for the year ended December 31, 2019, and (ii) unaudited Company Statutory Statements as of and for the quarterly periods March 31, 2020, June 30, 2020, and September 30, 2020.  Subject to the notes thereto, the financial statements included in such Company Statutory Statements fairly present, in conformity in all material respects with applicable SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Subsidiary at the respective dates thereof and the statutory results of operations, capital and surplus (or shareholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended.  Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.
(c) Prior to the date hereof, the Company has made available to Parent, to the extent permitted by applicable Law, (i) all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after December 31, 2018, through the date of this Agreement, relating to the Company Insurance Subsidiaries and (ii) any draft or incomplete examination reports of any Insurance Regulators received by it on or after December 31, 2018, through the date of this Agreement, with respect to any pending material examinations.  Since December 31, 2018, through the Business Day preceding the execution and delivery of this Agreement, no material deficiencies or violations with respect to any Company Insurance Subsidiary have been asserted in writing, or to the Company’s Knowledge, orally, by any Insurance Regulator, other than a deficiency or violation that has been cured or otherwise resolved.
(d) Except as required by Law and the insurance Permits maintained by the Subsidiaries of the Company, as of the date of this Agreement, there are no orders or directives by, or supervisory letters from, any Insurance Regulator specifically with respect to the Company or any of its Subsidiaries that (i) limit in any material respect the ability of the Company or any of its Subsidiaries to issue insurance policies, (ii) require any material investments of the Company or any of its Subsidiaries to be treated as nonadmitted assets, (iii) require any divestitures of any material investments of the Company or any of its Subsidiaries or (iv) otherwise restrict the business of the Company or any of its Subsidiaries in any material respect.
(e) The Company Insurance Subsidiaries are, and since December 31, 2018, have been, in compliance in all material respects with all applicable Laws regulating the marketing and sale of the policies written by the Company Insurance Subsidiaries, regulating advertisements, requiring mandatory disclosure of policy information, including rates, fees and commissions, requiring employment of standards to determine if the purchase of an insurance policy is suitable for an applicant, and prohibiting the use of unfair methods of competition and deceptive acts or practices.

Section 4.13 Reinsurance.  (a) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Company Insurance Subsidiary has appropriately taken credit in its Company Statutory Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (ii) the applicable Company Insurance Subsidiary is not and, to the Knowledge of the Company, no counterparty to any Reinsurance Contract is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in such Reinsurance Contract, (iii) none of the Company Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) as of the date hereof, no written, or to the Company’s Knowledge, oral, notice of intended cancellation, termination or change in the scope of rights and obligations under any Reinsurance Contract has been received by any Company Insurance Subsidiary from any such reinsurer, and there are no material disputes under any Reinsurance Contract, and (v) since December 31, 2018, through the execution and delivery of this Agreement, none of the Company Insurance Subsidiaries has received any written, or to the Company’s Knowledge, oral, notice from any party to a Reinsurance Contract that any amount of reinsurance ceded by any Company Insurance Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon.  (b) There are no Reinsurance Contracts pursuant to which any Company Insurance Subsidiary assumes or has assumed premium. (c) Section 4.13(c) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all material Reinsurance Contracts.
Section 4.14 Taxes.
(a) The Company and each of its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by such entities, and all such Tax Returns are true, complete and correct in all material respects.
(b) All material Taxes required to be paid by or on behalf of or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet included in the most recent Company Report filed by the Company (other than in the notes thereto).  The unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such balance sheet date did not, as of such date, exceed by a material amount the accruals and reserves for Taxes, excluding accruals and reserves for deferred Taxes set forth on such balance sheet (other than in the notes thereto).  Since the date of such balance sheet, the Company and its Subsidiaries have not incurred any material liability for Taxes other than in the ordinary course of business.
(c) All material amounts of Tax required to be withheld under applicable Tax Law by the Company or any Subsidiary of the Company to any employee, independent contractor, creditor or shareholder have been timely withheld and, to the extent required by applicable Tax Law, timely paid to the appropriate Governmental Authority.
(d) As of the date of this Agreement, no deficiency for any material Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP on the balance sheet included in the most recent Company Report filed by the Company (other than in the notes thereto).
(e) There are no pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement after the date hereof of any, audits, examinations, investigations, claims or other proceedings with respect to any material Taxes of the Company or any of its Subsidiaries as of the date hereof.
(f) No waivers of statutes of limitations in respect of Taxes have been granted by the Company or any of its Subsidiaries that are currently outstanding.
(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, none of the Company or any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).
(i) None of the Company or any of its Subsidiaries is a party to, or bound by, any Tax allocation, indemnification or sharing agreement or arrangement, other than such agreements (i) between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company or (ii) entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.
(j) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Authority with respect to or relating to the Company or any of its Subsidiaries that could affect material Tax Returns of the Company or any of its Subsidiaries that have not been filed as of the date hereof or material Taxes of the Company or any of its Subsidiaries that have not been paid as of the date hereof.
(k) No material unresolved claim has been made in writing by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes of a particular type claiming that the Company or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction, required to file such Tax Returns, or required to pay such Taxes.
(l) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of credit agreements or of agreements entered into with employees, customers, vendors or lessors in the ordinary course of business the principal subject of which does not relate to Tax).
(m) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b).
(n) Each Company Insurance Subsidiary has, since the date of its inception, been taxed as an insurance company pursuant to Section 831 of the Code.  Neither the Company nor any of its Subsidiaries has held reserves that qualify as “life insurance reserves” pursuant to Section 816 of the Code or any Treasury Regulation under Subchapter L of the Code.
Section 4.15 Employee Benefit Plans.
(a) Section 4.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each material Benefit Plan.  With respect to each material Benefit Plan, to the extent applicable and prior to the date hereof, the Company has made available to Parent: (i) the most recent annual reports on Form 5500, including all schedules thereto; (ii) the most recent determination or opinion letter from the IRS for any such Benefit Plan that is intended to qualify under Section 401(a) of the Code; (iii) the current plan documents (including any plan amendments) and ERISA summary plan descriptions; (iv) actuarial valuations and reports related to each funded Benefit Plan with respect to the most recently completed plan year; (v) the most recent nondiscrimination tests performed under the Code for each Benefit Plan for which such testing is required; (vi) if any Benefit Plans are funded through a trust or other funding arrangements, a copy of each applicable trust agreement or other funding arrangement since January 1, 2018, through the execution and delivery of this Agreement; and (vii) copies of material notices, letters or other correspondence from any Governmental Authority relating to such Benefit Plan since January 1, 2018, through the execution and delivery of this Agreement.
(b) During the previous six (6) years, neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) a multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(c) Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its Subsidiaries, or, with respect to any period on or after the Closing Date, Parent, the Company or any of their Affiliates, to a material penalty under Section 502 of ERISA or to a material tax or penalty under Sections 4975 or 4980H of the Code.
(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Benefit Plan has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, the Affordable Care Act, and any applicable local Laws), (ii) all benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and (iii) all benefits accrued, under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the Knowledge of the Company no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption.

(e) Since January 1, 2018, none of the Company or any of its Subsidiaries has received written notice of and, to the Knowledge of the Company, there are no audits or investigations pending or threatened by any Governmental Authority with respect to, or other actions, claims, suits or other proceedings against or involving any material Benefit Plan or asserting rights or claims to benefits under any material Benefit Plan (other than routine claims for benefits payable in the normal course).
(f) Except to the extent required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law, no Benefit Plan provides for post-retirement medical, group health, disability or retiree life insurance benefits.
(g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (whether alone or upon the occurrence of any additional or further acts or events) (i) except as expressly provided in this Agreement with regard to Company Equity Awards, result in any material payment becoming due to any current or former officer, employee, or director of the Company or any of its Subsidiaries; (ii) materially increase any compensation or benefits under any Benefit Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits under any Benefit Plan; (iv) result in the forgiveness of any indebtedness of any current or former officer, employee, or director of the Company or any of its Subsidiaries; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.  The Company has made available to Parent a true and complete copy of preliminary Section 280G calculations prepared by the third-party provider listed on Section 4.15(g)(v) of the Company Disclosure Letter.
(h) The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
Section 4.16 Labor Matters.
(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor agreement or other written Contract with a labor union or labor organization, (ii) no employees of the Company or any of its Subsidiaries are represented by any labor union or labor organization in connection with their employment with the Company or any of its Subsidiaries, and (ii) there is no, and since January 1, 2018, there has been no, material strike, work stoppage, lockout, slowdown, unfair labor practice charge or other material labor dispute pending or, to the Knowledge of Company, threatened against the Company or any of its Subsidiaries.
(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have complied in all respects with all applicable Laws and administrative and regulatory requirements relating to wages and hours (including the Fair Labor Standards Act and comparable state or local Laws), immigration, employee and worker classification, disability rights or benefits, withholding of taxes, whistleblower and retaliation, equal opportunity, discrimination in employment (including on the basis of race, color, religion, sex, national origin, age, or disability), workplace harassment, workplace health and safety, plant layoffs, furloughs or shutdowns (including the Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international), labor relations, employee leave, termination pay, unemployment insurance, and collective bargaining, and all other state, local and federal Laws pertaining to employment and labor (collectively, “Employee Matters”), and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any Employee Matter.  Further, except as would be material to the Company and its Subsidiaries, taken as a whole, there are no material Actions or material charges, grievances, complaints or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Companies or its Subsidiaries, including any charges, grievances, complaints or investigations involving any Employee Matters, whether domestic or international, or any other Action before or under the jurisdiction of any court, arbitrator or tribunal, the Office of Federal Contract Compliance, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the U.S. or any State Department of Labor, except as, individually or in the aggregate, has not had, and would not reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, since January 1, 2018, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) no allegations of sexual harassment have been made against any person who is a director, executive officer or other management-level employee of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to any allegations of sexual harassment or misconduct by any persons described in clause (i).
(c) Neither the Company nor any of its Subsidiaries has any liability arising from the treatment of any individual who performs or performed services for the Company or any of its Subsidiaries as an independent contractor as opposed to an employee, including by reason of the Company or any of its Subsidiaries failing to make required withholdings from such individual’s compensation, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.17 Intellectual Property.
(a) Section 4.17 of the Company Disclosure Letter sets forth a list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) Domain Name registrations, in each case which are owned by the Company or a Subsidiary of the Company as of the date hereof.  The foregoing registrations are in subsisting and to the Knowledge of the Company, valid and enforceable.
(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, and (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person.
(c) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since December 31, 2018, (i) the Company and each of its Subsidiaries has had in place reasonable administrative, technical and physical safeguards to protect the (A) information technology systems owned or controlled by the Company or such Subsidiary and used in the course of the operations of their respective businesses, and (B) personal information gathered, used or held for use by the Company or such Subsidiary in the course of the operations of their respective businesses and (ii) to the Knowledge of the Company, as of the date hereof, there is no Action pending or threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries violated any Person’s privacy or personal information.
(e) Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 4.17, together with Section 4.10(a)(vi), are the only representations and warranties being made by the Company in this Agreement with respect to Intellectual Property rights or the violation of any Person’s privacy or personal information.
Section 4.18 Insurance Coverage.  The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company reasonably believes to be commercially reasonable.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect, (b) all premiums due with respect to such insurance policies have been paid, (c) the Company and its Subsidiaries are not and, to the Knowledge of the Company, no insurer is in default under any such insurance policy, and (d) none of the Company and its Subsidiaries have received written notice of cancellation or termination with respect to any such insurance policies.

Section 4.19 Real Property.
(a) Section 4.19(a) of the Company Disclosure Letter identifies all real property owned by the Company (the “Owned Real Property”).  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the Company or its Subsidiaries has good and valid fee simple title to all of the Owned Real Property, (ii) all Owned Real Property is free and clear of all Liens, except for Permitted Liens and (iii) there is no material real property to which the Company or its Subsidiaries has a leasehold interest.
(b) Section 4.19(b) of the Company Disclosure Letter identifies all real property leased by the Company or any of its Subsidiaries to any Person, and except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each lease listed thereon is in full force and effect and (ii) neither the Company nor any of its Subsidiaries or, as of the date hereof, the lessee is in breach of any of the terms and conditions thereof.  Except as set forth on Section 4.19(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; no third party has a present or future right to possession of all or any part of the Owned Real Property; and there are no outstanding options, rights of first offer or rights of first refusal to purchase any parcel of the Owned Real Property.
Section 4.20 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) since January 1, 2018, through the date hereof, neither the Company nor any of its Subsidiaries has received notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person with respect to or arising out of applicable Environmental Law, (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws, and (c) no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Owned Real Property or any real property that was previously owned by the Company or any of its Subsidiaries that is reasonably likely to result in any material cost, liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Law.
Section 4.21 Reserves.  The policy reserves for claims, premiums, loss (including incurred but not reported loss and loss in course of settlement) and loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Company Insurance Subsidiary contained in its Company Statutory Statement as of December 31, 2019, were, except as otherwise noted in the applicable Company Statutory Statement, (a) determined in all material respects in accordance with generally accepted actuarial standards, and (b) in compliance with and satisfied the requirements of all applicable Insurance Laws in all material respects.
Section 4.22 Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 5.08, the Company Board of Directors has taken all action or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar antitakeover statute or regulation (including the restrictions set forth in IBCL 23-1-43-1 to IBCL 23-1-43-23) enacted under state or federal laws in the United States applicable to the Company (collectively, “Takeover Laws”) and in any takeover-related provisions in the Company Articles of Incorporation or the Company By-Laws are applicable to the Merger or the other transactions contemplated hereby, including the Company Voting Agreement.

Section 4.23 Financial Advisor Opinion.  Piper Sandler & Co. has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Shares (other than holders of Excluded Shares). Parent has been provided with an executed copy of such opinion.
Section 4.24 Brokers or Finders.  No broker, finder or investment banker (other than Piper Sandler & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.
Section 4.25 Investments.
(a) Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the bonds, stocks, mortgage loans, and other investments that are carried on the books and records of the Company and its Subsidiaries (the “Investment Assets”) that it purports to own, free and clear of all Liens, except Permitted Liens.  The Company has made available to Parent a copy, as of the date of this Agreement, of all material investment policies and guidelines of the Company and its Subsidiaries.
(b) Except as has not had, and would not reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, none of the Investment Assets are subject to any restrictions or suspensions on redemptions, “lock-ups,” “gates,” “side pockets,” stepped-up fee provisions, or other penalties or restrictions relating to withdrawals or redemptions.
(c) Except as would not, or would not reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets, and (ii) there are no outstanding commitments, options, put agreements, or other similar arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.
Section 4.26 No Other Representations.
(a) Except for the representations and warranties expressly set forth in this Article IV, neither the Company, its Subsidiaries nor any other Person on behalf of the Company or its Subsidiaries is making, and none of them has made, any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or their Representatives or Affiliates, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the transactions contemplated hereby.  Neither the Company, its Subsidiaries nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in the “data rooms,” teaser, confidential information memorandum or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty set forth in this Article IV.
(b) The Company and its Subsidiaries agree and acknowledge that, except for the representations and warranties set forth in Article V, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub is making, and none of them has made, and the Company and its Subsidiaries have not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to the accuracy and completeness of any other information provided or made available to the Company or its Subsidiaries in connection with the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Parent Disclosure Letter to the extent its relevance to such Section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.01 Organization and Good Standing.  Each of Parent and its Subsidiaries, including Merger Sub, (a) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized or existing or any failure of Parent or any of its Subsidiaries to be in good standing, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (b) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b) and (c) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.02 Authority for Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock or voting securities of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by the Bankruptcy and Equity Exception.

Section 5.03 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub (as applicable) and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent’s bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub (as applicable) and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or waiver of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange, (iv) filing and recordation of the Articles of Merger, as required by the IBCL, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 5.03(b) of the Parent Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.04 Litigation; Orders.
(a) As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b) As of the date hereof, there is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.05 Absence of Certain Changes.  Since December 31, 2019, through the date hereof, there has been no Parent Material Adverse Effect.
Section 5.06 Capacity.  Parent has the financial capacity to perform and to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and Parent has available on the date hereof and will continue to have available through and at the Closing immediately available funds that are sufficient to permit Parent to fund the aggregate Merger Consideration set forth in Article II and the associated costs and expenses to be paid by Parent or Merger Sub and any other amounts payable by Parent, Merger Sub or the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.07 Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and Merger Sub has not, and immediately prior to the Effective Time will have not, engaged in any business or incurred any liabilities or obligations other than in connection with the transactions contemplated hereby.
Section 5.08 Ownership of Shares.  Except to the extent resulting from the Company Voting Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any shares of Company Common Shares, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Shares.
Section 5.09 Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is required to approve this Agreement, the Merger or the transactions contemplated hereby.  The vote or consent of Parent or one of its wholly owned Subsidiaries as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.10 Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.
Section 5.11 No Other Representations.
(a) Except for the representations and warranties expressly set forth in this Article V, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub is making, and none of them has made, any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to the accuracy or completeness of any other information provided to the Company, its Subsidiaries or its Representatives or Affiliates, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the transactions contemplated hereby.
(b) Parent and Merger Sub agree and acknowledge that, except for the representations and warranties set forth in Article IV, none of the Company, its Subsidiaries or any Person on behalf of the Company or its Subsidiaries is making, and none of them has made, and Parent and Merger Sub have not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy and completeness of any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated hereby.

Article VI

COVENANTS
Section 6.01 Conduct of Business by the Company Pending the Merger.  During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except for any COVID-19 Measures, as expressly permitted or required by this Agreement, as required by applicable Law or Order, as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.01 of the Company Disclosure Letter, (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects and (y) the Company shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (y) shall be deemed to be a breach of clause (x)):
(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than regular quarterly cash dividends of $0.10 per share by the Company as set forth in Section 6.01(a) of the Company Disclosure Letter and any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company;
(b) adjust, split, combine, subdivide or reclassify any of its capital stock, other equity interests, or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, other equity interests or voting securities;
(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Share Rights, other than as required by a Benefit Plan or in connection with the vesting or settlement of Company Equity Awards outstanding on the date hereof and other than Company Common Shares (other than those beneficially owned by Parent and its Subsidiaries) in accordance with Section 8.1 or Section 8.2 of the Company’s By-Laws;
(d) issue, deliver, offer, grant or sell, or encumber, any shares of its capital stock, Company Share Rights or Subsidiary Share Rights, other than the issuance of Company Common Shares in connection with the settlement of any Company Equity Awards outstanding on the date hereof;
(e) amend the Company Articles of Incorporation or Company By-Laws or equivalent organizational documents of the Company’s Subsidiaries or adopt or implement any shareholder rights plan or similar arrangement;
(f) purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $3,000,000, or merge or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its Subsidiaries, or (ii) pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries;
(g) sell, lease, license, subject to a Lien (other than Permitted Liens) or otherwise surrender, relinquish or dispose of any of its properties, assets or rights (including capital stock of any Subsidiary of the Company) with a value or purchase price in the aggregate in excess of $3,000,000, other than (i) sales of assets pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries, (ii) grants, acquisitions, abandonment or disposals of, or permission to lapse, any rights to any Intellectual Property in the ordinary course of business, (iii) sales or other dispositions of obsolete assets or (iv) in the ordinary course of business;
(h) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than Indebtedness incurred in the ordinary course of business under the Company’s existing credit facilities (not to exceed $5,000,000) and any trade letters of credit;

(i) make any loans to any Person, other than (i) to the Company or any of its Subsidiaries, (ii) in the ordinary course of business or (iii) pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries;
(j) settle any Actions made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, or waive any claims of material value, other than any settlements or waivers (i) in the ordinary course of business or (ii) (A) for amounts not to exceed, for any such settlement individually, $2,500,000 (net of the amount reserved for such matters by the Company or amounts covered by insurance) and (B) that would not reasonably be likely to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement;
(k) cancel any material Indebtedness owed by a Third Party to the Company or any of its Subsidiaries;
(l) make any material change (i) in any accounting methods, principles or practices, (ii) to the investment policies and guidelines of the Company or any of its Subsidiaries or (iii) to any of the actuarial, underwriting or claims administration policies, practices or principles of any Company Insurance Subsidiary, in each case, other than as required by changes in GAAP or in SAP prescribed or permitted by the applicable Insurance Regulators and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;
(m) other than as required by applicable Law or the terms of a Benefit Plan disclosed on Section 4.15(a) of the Company Disclosure Letter, (A) increase the compensation or benefits of any executive officer (as defined in the Securities Act) or, other than in the ordinary course of business, other employee, director or natural independent contractor of the Company or any of its Subsidiaries, (B) accelerate the vesting or payment of any compensation or benefits of any director, executive officer, other employee or consultant of the Company or any of its Subsidiaries, (C) establish, adopt, enter into, materially amend or terminate any Benefit Plan (or make any representations regarding the establishment, adoption, entering into, material amendment or termination of any Benefit Plan), except for immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans and for any other actions in the ordinary course of business that would not, individually or in the aggregate, increase the benefits available to participants under, or the costs to the Company or any of its Subsidiaries of, such Benefit Plans in any material respect relative to the benefits and costs under existing Benefit Plans, or (D) fund any payments or benefits that are payable or to be provided under any Benefit Plan (through a grantor trust or otherwise);
(n) except as in the ordinary course of business, (i) make, revoke or change any material election concerning Taxes or Tax Returns, (ii) enter into any material closing agreement with respect to Taxes, (iii) settle or compromise any material Tax audit, claim, assessment, or other proceeding, (iii) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of Taxes, (iv) file any material amended Tax Return, (v) surrender any right to claim a material refund of Taxes, (vi) obtain any material Tax ruling, (vii) adopt or change any material method of Tax accounting (except as required by a change in applicable Law, GAAP or SAP), or cause or permit any other Person to take any of the foregoing actions with respect to the Company or any of its Subsidiaries;
(o) enter into, terminate, modify, release or relinquish any rights or claims under, grant any consents under, or amend in any material respect any Material Contract, other than in the ordinary course of business;
(p) adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company;
(q) materially change any claim handling, investment, reserve, actuarial or financial reporting methods, principles, policies or practices of the Company or any of its Subsidiaries, except for any such change required by applicable Law, GAAP, or SAP;
(r) reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of insurance Contracts, except (i) to the extent required by SAP (including ordinary course updates in accordance with SAP, but disregarding any changes to SAP that are not yet required to be implemented) or GAAP (including ordinary course updates in accordance with GAAP), as applicable, or (ii) as a result of loss, expense or exposure payments to other parties in accordance with the terms of insurance Contracts;
(s) enter into any new material lines of business that the Company or any of its Subsidiaries does not operate as of the date of this Agreement; or
(t) agree to take any of the actions described in this Section 6.01.

Section 6.02 Access to Information and Employees; Confidentiality.
(a) During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, the Company shall, and shall cause its Representatives to, afford the Representatives of Parent and Merger Sub, upon not less than two (2) days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the senior officers, agents, properties, offices and other facilities, books and records of the Company (whether in physical or electronic form); provided that, in each case, such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee or agent of the Company or any of its Subsidiaries; provided, however, that the Company shall use its reasonable best efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees or agents.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would reasonably be likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law, Contract or interfere unreasonably.
(b) Except for disclosures expressly permitted by the terms of the Company Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Company Confidentiality Agreement.  Except for disclosures expressly permitted by the terms of the Parent Confidentiality Agreement, the Company shall hold, and shall cause its respective Representatives to hold, all information received, directly or indirectly, from Parent or Merger Sub or their Representatives in confidence in accordance with the Parent Confidentiality Agreement.  Notwithstanding the foregoing, the parties hereto shall be entitled to respond to inquiries from Governmental Authorities related to this Agreement and the transactions contemplated hereby in accordance with Section 6.03.  The Confidentiality Agreements shall survive any termination of this Agreement; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreements and this Agreement, the terms of this Agreement shall govern.
Section 6.03 Reasonable Best Efforts to Consummate Merger; Regulatory Matters.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary, proper or advisable consents, approvals, authorizations or waivers from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization or waiver from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b) Without limiting the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur, as promptly as practicable, including using reasonable best efforts to take all actions requested by any Governmental Authority, or otherwise necessary, proper or advisable to resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and prevent the entry of any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c) In furtherance of and without limiting the foregoing, (i) Parent shall file a “Form A” Approval of Acquisition, together with all exhibits, affidavits and certificates, with the Indiana Department of Insurance, within twenty (20) Business Days of the date hereof (other than biographical affidavits, fingerprints and financial information regarding individuals, which shall be filed within thirty (30) Business Days after the date hereof), (ii) Parent will make any filings required by the BMA within twenty (20) Business Days of the date hereof with the BMA, (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within fifteen (15) Business Days of the date hereof and (iv) the parties shall take, make or refrain from any other actions or nonactions, consents, approvals, authorizations, waivers, exemptions, non-disapprovals, no objections, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as reasonably possible after the date hereof.  All filing fees payable in connection with the foregoing shall be borne by Parent.
(d)  Parent shall promptly provide, or cause to be provided, all agreements, documents, instruments, biographical affidavits, statements or information that may be required or requested by any Governmental Authority relating to Parent and its Affiliates or any Persons who are deemed or may be deemed to “control” Parent within the meaning of applicable Insurance Laws, including its or their structure, ownership, businesses, operations, jurisdiction of domicile, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general or limited partners, members or shareholders and the transactions contemplated hereby and such other matters as may be required or requested.
(e) Each of the Company, Parent and Merger Sub shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers.  Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated hereby and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon.  Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws.  Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority with respect to any consent, approval, authorization or waiver required to consummate the transactions contemplated hereby, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned.  Parent, Merger Sub and the Company shall not, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.  Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information.
(f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Subsidiaries be required to (i) initiate litigation or an appeal process in any court or administrative or other tribunal against any Governmental Authority in order to prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger (provided that Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to defend on the merits any claim, cause of action, proceeding or litigation in any court or administrative or other tribunal initiated by any Governmental Authority in order to prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger) or (ii) agree to a Burdensome Condition.
(g) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or its Subsidiaries be required to agree to take or enter into any action which is not conditioned upon the Closing.

Section 6.04 Proxy Statement.  As promptly as reasonably practicable after the execution of this Agreement (and in no event later than thirty (30) days after the date hereof), the Company shall prepare and, after providing Parent a reasonable opportunity to review and comment and considering in good faith any comments provided by Parent, file with the SEC the Proxy Statement in preliminary form.  Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent, Merger Sub or their Affiliates that is required in connection with the preparation of the Proxy Statement.  As promptly as practicable after comments are received from the SEC or the staff of the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.  Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document and consider in good faith any comments provided by Parent.  If at any time prior to the Company Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.  The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Voting Shareholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Shareholders Meeting.
Section 6.05 Company Shareholders Meeting.  Subject to the other provisions of this Agreement, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Articles of Incorporation, the Company By-Laws and the rules and regulations of the Nasdaq Global Market to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the SEC or the staff of the SEC clears the Proxy Statement for mailing to the Company Voting Shareholders (and in no event later than forty-five (45) days after such time), the Company Shareholders Meeting for the purpose of considering and voting upon the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.  Subject to Section 6.06, to the extent permitted by applicable Law, the Company Board of Directors shall recommend approval of this Agreement, the Merger and other transactions contemplated hereby by the Company Voting Shareholders (the “Company Recommendation”) and include the Company Recommendation in the Proxy Statement.  Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under circumstances as specified in Section 6.06, take all lawful action to solicit from the Company Voting Shareholders proxies in favor of the proposal to adopt this Agreement, the Merger and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the Company Required Vote.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Voting Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.  In addition, the Company may and the Company shall, to the extent requested by Parent, adjourn or postpone the Company Shareholders Meeting for a period or periods of up to thirty (30) days in the aggregate to permit additional time to solicit the Company Required Vote in the event that proxies constituting the Company Required Vote have not been received by the Company.  The Company shall keep Parent reasonably informed (and in any event upon request by Parent) of proxy solicitation results.

Section 6.06 No Solicitation of Transactions.
(a) The Company agrees that (i) the Company and its Subsidiaries shall not, and (ii) the Company and its Subsidiaries shall cause their officers and directors not to, and use reasonable best efforts to cause their employees not to, and direct their respective Representatives not to (and use reasonable best efforts to ensure that their respective Representatives not), directly or indirectly, (A) solicit, initiate or knowingly encourage, induce or facilitate the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person making a Takeover Proposal or its Representatives for the sole purpose of clarifying such Takeover Proposal), (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any of the Company’s or its Subsidiaries’ confidential information with respect to, any Takeover Proposal, (C) enter into any Takeover Proposal Documentation with respect to a Takeover Proposal or (D) fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person (unless, and only to the extent, the Company Board of Directors determines, after consultation with its outside counsel, that enforcement or failure to grant a waiver would be inconsistent with its fiduciary duties of directors under Indiana Law, in which case it may enable such Persons to confidentially submit a Takeover Proposal to the Company Board of Directors).  The Company shall, shall cause its Subsidiaries to, and shall direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal and terminate all access to nonpublic information of the Company or its Subsidiaries that any such Person may have.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal received after the date of this Agreement that did not arise in whole or part due to a material breach of this Section 6.06, if the Company Board of Directors determines, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.06(c) and only prior to obtaining the Company Required Vote, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing confidentiality provisions no more favorable in the aggregate to such Person than those contained in the Company Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of a Takeover Proposal); provided that all material information provided to such Person has previously been provided or made available to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person (which nonpublic information shall, for the avoidance of doubt, be subject to the Company Confidentiality Agreement and may, in order to comply with applicable Law, be restricted to certain designated Representatives of Parent), and (y) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(b) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Company Recommendation or the approval, declaration of advisability or recommendation by the Company Board of Directors or any such committee of this Agreement, the Merger or the other transactions contemplated hereby, (ii) approve, recommend the approval of, or publicly propose to approve or recommend the adoption of, any Takeover Proposal or enter into or publicly propose to enter into any Takeover Proposal Documentation, (iii) fail to publicly reaffirm the Company Recommendation within five (5) Business Days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal that has not been publicly withdrawn (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer, which shall be governed by clause (vi) below) (it being agreed that this clause (iii) shall not apply to any Takeover Proposal deemed to have been made pursuant to the Amended and Restated Stockholder Support and Contingent Sale Agreement, dated as of August 17, 2020, by and among certain of the Company’s shareholders and the other parties thereto absent subsequent action on or after the date of this Agreement by any party thereto that would constitute a Takeover Proposal); provided that Parent may make any such request only once in any ten (10) Business Day period, (iv) take any action to make the provisions of any Takeover Law or takeover-related provision of the Company Articles of Incorporation or Company By-Laws inapplicable to a Takeover Proposal, (v) fail to include the Company Recommendation in the Proxy Statement or (vi) fail to recommend against a tender offer or exchange offer prior to the earlier of (A) the tenth (10th) Business Day after commencement of the tender offer or exchange offer and (B) the later of the second (2nd) Business Day prior to the Company Shareholders Meeting and the fifth (5th) Business Day after commencement of the tender offer or exchange offer (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) (each of (i), (ii), (iii), (iv), (v) and (vi), an “Adverse Recommendation Change”).
(c) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisor and outside counsel, it determines that the failure to take such action would be inconsistent with the fiduciary duties of directors under Indiana Law, (x) make an Adverse Recommendation Change in response to a Change in Circumstance, (y) make an Adverse Recommendation Change in response to a Superior Proposal or (z) cause or permit the Company to terminate this Agreement in order to enter into a binding written definitive agreement to effect a Superior Proposal, if and only if:

(i)
the Company shall have given Parent notice at least four (4) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (y) above, which notice shall include (A) the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board of Directors, the identity of the Person making the Superior Proposal and copies of proposed definitive documentation with respect to the Superior Proposal (it being understood and agreed that (1) any amendment to any financial terms or other terms that are material of such Superior Proposal shall require a new notice and an additional three (3) Business Day period prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in writing to the Company (and not revoked) in response to any such notice or otherwise within the periods described above) or (B) a reasonably detailed description of the material event or development constituting such Change in Circumstance;

(ii)
the Company has and has caused its Subsidiaries and its and their respective Representatives to make themselves reasonably available to negotiate with Parent and its Representatives during the period referred to in clause (i) above to the extent requested in writing by Parent in order to permit Parent to propose one or more amendments to this Agreement that would result in such Takeover Proposal ceasing to constitute a Superior Proposal or such other matter no longer constituting a Change in Circumstance;

(iii)
after considering any proposed binding offers to amend this Agreement committed to in writing by Parent (and not revoked) during the period referred to in clause (i) above, if any, the Company Board of Directors shall have determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstance or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of directors under Indiana Law.

(d) In addition to the obligations of the Company set forth in Section 6.06(a), Section 6.06(b) and Section 6.06(c), the Company shall as promptly as practicable (in any event within thirty-six (36) hours) advise Parent of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal.  The Company shall keep Parent reasonably informed as promptly as practicable (and in any event within twenty-four (24) hours) of any material developments with respect to any such Takeover Proposal (including any material changes thereto).
(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act (or any similar communication to Company Shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any disclosure to its shareholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Indiana Law or otherwise required under applicable Law, it being understood, however, that nothing in clause (i) or (ii) shall be deemed to alter the definition of an Adverse Recommendation Change as provided by Section 6.06(b) or permit the Company Board of Directors to make an Adverse Recommendation Change except to the extent permitted by and in compliance with Section 6.06(b) and Section 6.06(c).

Section 6.07 Public Announcements.  The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby.  Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules and regulations of, in the case of the Company, the Nasdaq Global Market or any listing agreement with the Nasdaq Global Market, or, in the case of Parent, the applicable rules and regulations of the New York Stock Exchange or any listing agreement with the New York Stock Exchange or (b) as contemplated by Section 6.06(e) or (c) to enforce its rights and remedies under this Agreement.
Section 6.08 Employee Matters.
(a) During the period beginning on the Closing Date and ending on December 31 of the year in which Closing occurs, Parent shall provide, or shall cause to be provided to, each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Closing (each such employee, a “Company Employee”) with a base salary or hourly base wage rate that is at least equal to the base salary or hourly base wage rate provided to such Company Employee immediately prior to the Closing, except as otherwise mutually agreed to between Parent and a Company Employee.  During the period beginning on the Closing Date and ending on December 31 of the year in which the Closing occurs (the “Continuation Period”), Parent shall provide, or shall cause to be provided to, each Company Employee with (i) a short-term incentive compensation target opportunity that is at least equal to the short-term incentive compensation target opportunity provided to such Company Employee immediately prior to the Closing and (ii) employee benefits (excluding equity compensation and 401(k) profit sharing contributions) that are no less favorable in the aggregate than those provided to such Company Employee immediately prior to the Closing.
(b) Without limiting the generality of Section 6.08(a), Parent shall provide, or shall cause to be provided to, each Company Employee who incurs an involuntary termination of employment other than for cause during the Continuation Period with severance payments and benefits to which such Company Employee would have been entitled with respect to such termination under any Benefit Plan disclosed on Section 4.15(a) of the Company Disclosure Letter had such termination of employment occurred immediately prior to the Closing.
(c) From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor all obligations under the offer letters, employment agreements, severance agreements, non-competition agreements or other similar agreements listed on Section 4.15(a) of the Company Disclosure Letter in accordance with their terms as in effect as of the date of this Agreement or as they may be amended prior to the Effective Time to the extent permitted by this Agreement.  Nothing in this Section 6.08(c) shall be interpreted as limiting Parent or the Surviving Corporation or any of their Affiliates (as applicable) from exercising any and all rights reserved to the Company or its Subsidiaries under any such agreements or as requiring Parent or the Surviving Corporation or any of their Affiliates to continue to employ any individual.
(d) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its Subsidiaries (exclusive of the Company and its Subsidiaries) solely to the extent such plans provide benefits to any Company Employee after the Closing Date (the “New Plans”), Parent shall use reasonable best efforts to cause each such Company Employee to be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing service credit shall not be required to apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, Parent shall use reasonable best efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Closing Date and (y) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Without limiting the generality of Section 6.08(a), in respect of the Company’s fiscal year in which the Closing occurs, Parent shall, or shall cause to, honor and pay to each Company Employee an annual cash bonus (the “Annual Bonus”) payable pursuant to the Company Annual Incentive Plan disclosed on Section 4.15(a) of the Company Disclosure Letter (the “Company Incentive Plan”) no later than the time such Annual Bonus is due under the applicable Company Incentive Plans and prior to March 15 of the year following the year in which the Closing occurs (the “Payment Date”); provided that if the Company Employee incurs an involuntary termination of employment other than for cause prior to the Payment Date, such Company Employee’s Annual Bonus shall be pro-rated based on a fraction, the numerator of which is the number of days the Company Employee was employed with the Company, Parent or their respective Affiliates during the fiscal year in which the Closing occurs and the denominator of which is 365. Parent shall, or shall cause to, operate the Company Incentive Plan and measure the level of performance achievement in a good faith manner consistent with the Company’s past practice.
(f) The parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement shall be treated as a “change in control,” “change of control,” or similar term of the Company under the terms of the Benefit Plans, as applicable.
(g) The Company shall take, or cause its Subsidiaries to take, all actions necessary, including adopting written resolutions, to terminate, effective immediately before the Closing and contingent on the occurrence of the Closing, any Benefit Plan sponsored by the Company or any of its Subsidiaries that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”), and effective immediately prior to the Closing, (i) all participants in any Company 401(k) Plan shall be fully vested in their account balances and (ii) no employee or other Person shall have any right thereafter to contribute any amounts to such Company 401(k) Plan based upon compensation earned or services performed after the Closing.  The Company will provide Parent with a copy of such proposed resolutions terminating such Company 401(k) Plan prior to adoption thereof by the Company Board of Directors and shall thereafter deliver evidence to Parent that the Company Board of Directors approved such resolutions.  Parent shall designate or establish, or cause to be established, a defined contribution retirement plan of the Parent or one of its Affiliates that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) for which Company Employees shall become eligible to participate effective as of the Closing Date.  Parent shall take all reasonable steps necessary to cause such Purchaser 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plan, including the in-kind rollover of any associated plan loans of each Company Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.  The Company and Parent shall cooperate in good faith to take any and all commercially reasonable actions needed to permit each Company Employee with an outstanding loan balance under the Company 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the Company 401(k) Plan to the Purchaser 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.
(h) This Section 6.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.08 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former director, employee or independent contractor of the Company or its Subsidiaries or any other person any right, including any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.09 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any actual or threatened Action or investigation, whenever asserted, based on or arising out of, relating to or in connection with any act or omission occurring at or prior to the Effective Time (including relating to this Agreement) to the fullest extent permitted by the IBCL or any other applicable Law or provided under the Company Articles of Incorporation and the Company By-Laws in effect on the date hereof.  Parent hereby guarantees such performance by the Surviving Corporation.
(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage with an insurance carrier with the same or better financial strength ratings as the Company’s current carriers; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, however, that at the Company’s option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above; provided that the Company does not pay more than 300% of the annual premiums currently paid by the Company for such insurance policy.
(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in the respective articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Further, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in the articles of incorporation and bylaws of the Surviving Corporation from and after the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are presently set forth in the Company Articles of Incorporation and Company By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the IBCL during such period.
(d) This Section 6.09 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).
(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.09.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.09.

(f) The rights of the Indemnified Parties under this Section 6.09 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the articles of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies.
Section 6.10 Section 16 Matters.  Prior to the Effective Time, the Company shall use reasonable best efforts to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.
Section 6.11 Share Exchange De-listing.  Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the Nasdaq Global Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
Section 6.12 Takeover Laws.  The Company and the Company Board of Directors shall, if any Takeover Law or any takeover-related provision in the Company Articles of Incorporation or Company By-Laws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby (other than those arising under insurance acquisition of control Laws), take all necessary action to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to make such Takeover Law or such takeover-related provision in the Company Articles of Incorporation or Company By-Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.
Section 6.13 Shareholder Litigation.  The Company shall promptly advise Parent of any Action brought by any shareholder of the Company against the Company, any Subsidiary of the Company or any of their respective directors or officers relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.  Parent shall promptly advise the Company orally and in writing of any Action brought by any shareholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated hereby and shall keep the Company reasonably informed regarding any such litigation.

Section 6.14 No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.15 Company Debt.  Upon the written request of Parent, and at Parent’s expense, the Company shall cooperate with Parent to arrange for the payoff of all outstanding amounts under, and termination of, the Company’s existing credit facility as of the Closing Date and use reasonable best efforts to obtain customary payoff letters and lien releases (or a grant of authority to the Company to file lien releases) with respect thereto in forms reasonably satisfactory to Parent.  Parent shall promptly reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation.  For the avoidance of doubt, no payoff and termination shall be a condition to Closing or be effective prior to the Effective Time.

Article VII

CONDITIONS TO CLOSING
Section 7.01 Conditions to the Obligations of Each Party.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by each party) as of the Closing Date of the following conditions:
(a) Company Shareholder Approval.  The Company Required Vote shall have been obtained.
(b) No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.
(c) Governmental Consents.  The consents, approvals, authorizations, waivers, filings or notifications set forth in Schedule I shall have been made or obtained, as applicable, and shall be in full force and effect.  The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
Section 7.02 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by Parent and Merger Sub) as of the Closing Date of the following conditions:
(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.22 and Section 4.24 (the “Company Fundamental Representations”) shall be true and correct both as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), in each case other than any de minimis inaccuracies with respect to Section 4.03(a), (ii) set forth in Article IV (other than the Company Fundamental Representations) shall be true and correct both as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of clause (ii) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect.”
(b) Covenants and Agreements.  The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects.
(c) No Material Adverse Effect.  No Company Material Adverse Effect shall have occurred following the date of this Agreement.

(d) Company Certificate.  The Company shall have delivered a certificate, dated as of the Closing Date, and executed by an officer of the Company, certifying that the conditions in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
Section 7.03 Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:
(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Section 5.01(a), and Section 5.02 (the “Parent Fundamental Representations”) shall be true and correct both as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), (ii) set forth in Article V (other than the Parent Fundamental Representations) both as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of clause (ii) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect.”
(b) Covenants and Agreements.  The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects
(c) Parent Certificate.  Parent shall have delivered a certificate, dated as of the Closing Date, and executed by an officer of Parent, certifying that the conditions in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):
(a) by mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
(b) by Parent or the Company, if any Governmental Authority shall have issued an Order, or there shall have been enacted any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law remains in effect; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) if such party has not complied with its obligations to use reasonable best efforts under Section 6.03 of this Agreement with respect to such Order or if the issuance of such Order or occurrence of such other action was primarily due to the failure of such party to perform its obligations under this Agreement (which failure constitutes a material breach of this Agreement);
(c) by Parent or the Company, if the Company Required Vote shall not have been obtained following a vote thereon having been taken at the Company Shareholders Meeting;
(d) by the Company, prior to the receipt of the Company Required Vote in accordance with Section 6.06(c) in order to substantially concurrently with such termination enter into a binding definitive written agreement to effect a Superior Proposal that did not arise as a result of a material breach of Section 6.06 so long as the Company pays, or causes to be paid, to Parent the Company Termination Fee prior to or substantially concurrently with, and as a condition to the effectiveness of, such termination;
(e) by Parent, prior to the receipt of the Company Required Vote, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change or (ii) the Company shall have Willfully Breached its obligations or agreements in Section 6.06 (provided that for purposes of this Section 8.01(e)(ii), a Willful Breach by any Representative of the Company of clauses (A) and (B) of Section 6.06 (treating each such Representative as being bound to such covenant in the same manner as the Company as a direct party thereto) shall be deemed to be a Willful Breach of the Company);
(f) by Parent or the Company, if the Merger shall not have been consummated prior to November 14, 2021 (as such date may be extended pursuant to the second proviso below or pursuant to Section 9.10 the “Outside Termination Date”); provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the failure of the Merger to occur on or before such date was primarily due to the failure of such party to perform any of its obligations under this Agreement (which failure constitutes a material breach of this Agreement); provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Company or Parent may unilaterally extend the Outside Termination Date to February 14, 2022, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;
(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement (other than a breach of the covenants and agreements in Section 6.06) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) forty-five (45) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) forty-five (45) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 8.02 Fees and Expenses.
(a) Expense Allocation.  Except as otherwise specified in Section 6.03 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) Company Termination Fee.
(i)
If this Agreement is terminated (A) by the Company pursuant to Section 8.01(d) or (B) by Parent pursuant to Section 8.01(e), the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee.  If the Company Termination Fee is payable pursuant to clause (A) of the preceding sentence, the Company Termination Fee shall be paid on the date of such termination and if the Company Termination Fee is payable pursuant to clause (B) of the preceding sentence, the Company Termination Fee shall be paid within four (4) Business Days after the date of such termination, in each case, by wire transfer of immediately available funds to an account designated by Parent in writing.

(ii)
If this Agreement is terminated by Parent pursuant to Section 8.01(g) or by Parent or the Company pursuant to Section 8.01(c) or Section 8.01(f) and (A) at any time after the date hereof and prior to, in the case of a termination pursuant to Section 8.01(g), the breach giving rise to such termination right, in the case of a termination pursuant to Section 8.01(c), the Company Shareholders Meeting, and, in the case of a termination pursuant to Section 8.01(f), the Outside Termination Date, as applicable, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board of Directors or the shareholders of the Company (or otherwise made known to the Company Board of Directors in the event of a termination pursuant to Section 8.01(g)) and not withdrawn prior to, in the case of a termination pursuant to Section 8.01(g), the breach giving rise to such termination right, in the case of a termination pursuant to Section 8.01(c), the Company Shareholders Meeting, and, in the case of a termination pursuant to Section 8.01(f), the Outside Termination Date, as applicable, and (B) within twelve (12) months of such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee; provided that for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “10% or more” shall be deemed to be references to “more than 50%.”  If the Company Termination Fee is payable, the Company Termination Fee shall be paid upon the consummation of such Takeover Proposal by wire transfer of immediately available funds to an account designated by Parent in writing.  For purposes of clause (A) of this Section 8.02(b)(ii), any Takeover Proposal deemed to have been made pursuant to the Amended and Restated Stockholder Support and Contingent Sale Agreement, dated as of August 17, 2020, by and among certain of the Company’s shareholders and the other parties thereto will be considered to have been withdrawn absent subsequent action on or after the date of this Agreement by any party thereto that would constitute a Takeover Proposal.

(c) Enforcement Costs; Interest.  The parties acknowledge that the agreements set forth in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in a final non-appealable Order for such amount against the Company.  Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.  The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
Section 8.03 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), the second sentence of Section 6.15, Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or for Fraud; provided that the provisions of Section 8.02(b) providing for the Company Termination Fee in connection with a valid termination of this Agreement shall constitute the exclusive remedy with respect to the circumstances set forth therein.

Article IX

GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) Section 4.26 and Section 5.11, which shall survive until three (3) months after the longer of the statute of limitations applicable to claims for fraud and claims for breach of contract, (b) those covenants or agreements set forth herein that by their terms apply to or are to be performed in whole or in part after the Effective Time (including for the avoidance of doubt Section 6.09) and (c) this Article IX.
Section 9.02 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) when sent by email (unless an automated response indicating a failure to be delivered is received) or (c) two (2) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to Parent or Merger Sub, to
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
Email: secretary@progressive.com
Attention: Chief Legal Officer
with a copy to (which shall not constitute notice):
Baker & Hostetler LLP
Key Tower, 127 Public Square, Suite 2000
Cleveland, Ohio 44114
Email: jgherlein@bakerlaw.com
Attention: John M. Gherlein
Email: jharrington@bakerlaw.com
Attention: John J. Harrington
if to the Company, to
Protective Insurance Corporation
111 Congressional Blvd., Suite 500
Carmel, IN 46032
Email: swignall@protectiveinsurance.com
Attention: General Counsel
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West,
New York, New York 10001
Email: todd.freed@skadden.com
Attention: Todd E. Freed

Section 9.03 Entire Agreement.  This Agreement, the Company Voting Agreement and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, document or instrument, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument, in respect of (i) the adequacy or sufficiency of reserves, (ii) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial statement or other document or (iii) the collectability of any amounts under any Reinsurance Contract.  Furthermore, each of Parent and Merger Sub acknowledges, understands and agrees that no fact, condition, development or issue as it specifically relates to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument; provided that the foregoing shall not limit Parent or Merger Sub’s ability to use any such underlying fact, condition, development or issue to demonstrate or support the breach or violation of any express representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument.

Section 9.04 Third-Party Beneficiaries.  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than, from and after the Effective Time (a) each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.09 directly and (b) the right of the Company Shareholders to receive the Merger Consideration and the holders of Company Equity Awards to receive the payments to which they have the right to receive pursuant to Section 2.07.  Notwithstanding the foregoing, the Company shall have the right to recover, through an Action brought by the Company, damages from Parent and Merger Sub in the event of a breach of this Agreement by Parent or Merger Sub, in which event the damages recoverable by the Company for itself and on behalf of the Company Shareholders shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent or Merger Sub and were recognized as third-party beneficiaries hereunder.  The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters.  Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 9.05(b) without notice or liability to any other Person.  In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05 Amendment; Waiver.
(a) This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger with the Indiana Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further approval by the Company Shareholders without such further approval.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of the parties.
(b) At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the provisions of Section 9.05(a), waive compliance with any of the covenants, agreements or conditions of the other parties set forth in this Agreement.  Any such extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 9.06 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.07 Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Indiana, without respect to any conflict of law principle that might require the application of the Laws of any other jurisdiction.
Section 9.08 Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) consents and submits, for itself and its property, to the exclusive personal jurisdiction of the United States District Court for the Southern District of Indiana (or, solely if the United States District Court for the Southern District of Indiana does not have subject matter jurisdiction over a particular matter, the Indiana Commercial Court located in Hamilton County, Indiana) (“Chosen Courts”), and any appellate court to which a decision of such Chosen Courts may be appealed (in which case, solely for purposes of an appeal from any decision of the Chosen Court) in connection with any Action based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including, but not limited to, the negotiation, execution or performance of this Agreement and agrees not to bring any such Action in any court other than the Chosen Courts, (b) waives any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts, including, but not limited to, any objection based on any party’s place of incorporation, place of business or domicile, (c) waives, to the fullest extent permitted by Law, any defense to the maintenance of any such Action in the Chosen Courts, whether based on the Chosen Courts being an inconvenient forum or otherwise and (d) agrees that any final, non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and waives any objection to such enforcement.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 (which delivery shall be deemed valid service of such process, summons, notice or document for purposes of any Action referenced herein) or in any other manner permitted by applicable Law.

Section 9.09 Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.09.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.10 Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages would not be an adequate remedy for any such failure to perform or breach.  The parties accordingly agree that, without posting a bond or other undertaking, the parties (or any of them) shall be entitled to injunctive or other equitable relief to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in addition to and without precluding or otherwise rendering unavailable any other remedy to which they are or could be entitled at law or in equity.  In the event that any party hereto brings any Action to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no party may allege or argue that there is an adequate remedy at law and each party hereto waives any defense or counterclaim in this regard.  The parties further agree that (a) by seeking any remedy provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.10 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.10 before exercising any other right under this Agreement.  If, prior to the Outside Termination Date, any party brings any Action to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days after the termination of such Action (or of any appeal from, or of the right to appeal from, any judgment entered in such Action, if such period is longer) or (ii) by such other time period established by the court presiding over such Action.
Section 9.11 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.
Section 9.12 Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Chosen Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
THE PROGRESSIVE CORPORATION
By:
 Name:
 Title:
CARNATION MERGER SUB INC.
By:
 Name:
 Title:

PROTECTIVE INSURANCE COMPANY
By:
 Name:
 Title:

EXHIBIT A

SURVIVING CORPORATION ARTICLES OF INCORPORATION

[Attached]

SECOND AMENDED AND RESTATED|
ARTICLES OF INCORPORATION
OF
PROTECTIVE INSURANCE CORPORATION
ARTICLE I
Name
The name of the Corporation is Protective Insurance Corporation.
ARTICLE II
Purposes
The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be incorporated under the Indiana Business Corporation Law (such law, as amended from time to time, is hereafter referred to as the “Act”).
ARTICLE III
Capital Stock
The total number of shares of stock which the Corporation is authorized to issue is One Thousand (1,000) shares of common stock with a par value of $0.001 per share.
ARTICLE IV
Principal Address and Registered Agent
The address of the principal office of the Corporation is 111 Congressional Boulevard, Carmel, Indiana 46032.  The address of the registered office of the Corporation in the State of Indiana is to be located at 334 North Senate Avenue, Indianapolis, Indiana 42604-1708, and the Corporation's registered agent at such address is C T Corporation System.
ARTICLE V
Indemnification
The Corporation shall, to the fullest extent permitted by Indiana law, as amended from time to time, indemnify, and advance expenses to, each of its acting and former directors and officers,  whenever any such acting or former director or officer is made a party or threatened to be made a party in any action, suit or proceeding by reason of his service as such with the Corporation.  Such rights of indemnification and advancement of expenses shall not be exclusive of any other rights to which such director or officer may be entitled under any by-law, agreement, vote of shareholders or otherwise.

EXHIBIT B

SURVIVING CORPORATION BYLAWS

[Attached]

AMENDED AND RESTATED
BYLAWS
OF
PROTECTIVE INSURANCE CORPORATION,
an Indiana corporation

ARTICLE I

Meetings of Shareholders
Section 1.  Annual Meetings.  The annual meeting of shareholders shall be held at such time and place and on such date in each year as may be fixed by the board of directors and stated in the notice of the meeting, for the election of directors, the consideration of reports to be laid before such meeting and the transaction of such other business as may properly come before the meeting.
Section 2.  Special Meetings.  Special meetings of the shareholders shall be called upon the written request of the chairman of the board of directors, the chief executive officer, the president, the directors by action at a meeting, a majority of the directors acting without a meeting, or of the holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to vote thereat.  Calls for such meetings shall specify the purposes thereof.  No business other than that specified in the call shall be considered at any special meeting.
Section 3.  Notices of Meetings.  Unless waived, and except as provided in Section 23-1-29-6 of the Indiana Business Corporation Law (the “IBCL”), written notice of each annual or special meeting stating the date, time, place and purposes thereof shall be given by personal delivery or by mail to each shareholder of record entitled to vote at or entitled to notice of the meeting, not more than sixty days nor less than ten days before any such meeting.  If mailed, such notice shall be directed to the shareholder at his address as the same appears upon the records of the Corporation.  Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Bylaws.
Section 4.  Place of Meetings.  Meetings of shareholders shall be held at the principal office of the Corporation unless the board of directors determines that a meeting shall be held at some other place within or without the State of Indiana and causes the notice thereof to so state.
Section 5.  Quorum.  The holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to vote at any meeting, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at such meeting; provided, however, that no action required by law or by the Articles of Incorporation or these Bylaws to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion; and provided, further, that if a separate class vote is required with respect to any matter, the holders of a majority of the outstanding shares of such class, present in person or by proxy, shall constitute a quorum of such class, and the affirmative vote of the majority of shares of such class so present shall be the act of such class.  The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time, until a quorum shall be present.

Section 6.  Record Date.  The board of directors may fix a record date for any lawful purpose, including, without limiting the generality of the foregoing, the determination of shareholders entitled to (i) receive notice of or to vote at any meeting of shareholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, (ii) receive payment of any dividend or other distribution or allotment of any rights, or (iii) exercise any rights in respect of any change, conversion or exchange of stock.  Such record date shall not precede the date on which the resolution fixing the record date is adopted by the board of directors.  Such record date shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days before the date fixed for the payment of any dividend or distribution or the date fixed for the receipt or the exercise of rights, nor more than ten days after the date on which the resolution fixing the record date for such written consent is adopted by the board of directors, as the case may be.
If a record date shall not be fixed in respect of any such matter, the record date shall be determined in accordance with the IBCL.
Section 7.  Proxies.  A person who is entitled to attend a shareholders’ meeting, to vote thereat, or to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by a writing signed by such person.

ARTICLE II

Directors
Section 1.  Number of Directors.  Until changed in accordance with the provisions of this section, the number of directors of the Corporation, none of whom need be shareholders, shall be no fewer than two (2) and no more than three (3).  The number of directors may be fixed or changed by amendment of these Bylaws or by resolution of the board of directors.
Section 2.  Election of Directors.  Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose.  Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election, but unless such request is made the election may be conducted in any manner approved at such meeting.
At each meeting of shareholders for the election of directors, the persons receiving the greatest number of votes shall be directors.
Section 3.  Term of Office.  Each director shall hold office until the annual meeting next succeeding his election and until his successor is elected and qualified, or until his earlier resignation, removal from office or death.
Section 4.  Removal.  All the directors, or all the directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

Section 5.  Vacancies.  Vacancies in the board of directors may be filled by a majority vote of the remaining directors until an election to fill such vacancies is held.  Shareholders entitled to elect directors shall have the right to fill any vacancy in the board (whether the same has been temporarily filled by the remaining directors or not) at any meeting of the shareholders called for that purpose, and any directors elected at any such meeting of shareholders shall serve until the next annual election of directors and until their successors are elected and qualified.
Section 6.  Quorum and Transaction of Business.  A majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors in office shall constitute a quorum for filling a vacancy on the board.  Whenever less than a quorum is present at the time and place appointed for any meeting of the board, a majority of those present may adjourn the meeting from time to time, until a quorum shall be present.  The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.
Section 7.  Annual Meeting.  Annual meetings of the board of directors shall be held immediately following annual meetings of the shareholders, or as soon thereafter as is practicable.  If no annual meeting of the shareholders is held, or if directors are not elected thereat, then the annual meeting of the board of directors shall be held immediately following any special meeting of the shareholders at which directors are elected, or as soon thereafter as is practicable.  If such annual meeting of directors is held immediately following a meeting of the shareholders, it shall be held at the same place at which such shareholders’ meeting was held.
Section 8.  Regular Meetings.  Regular meetings of the board of directors shall be held at such times and places, within or without the State of Indiana, as the board of directors may, by resolution, from time to time determine.  The secretary shall give notice of each such resolution to any director who was not present at the time the same was adopted, but no further notice of such regular meeting need be given.
Section 9.  Special Meetings.  Special meetings of the board of directors may be called by the chairman of the board, the chief executive officer, the president, any vice president or any two members of the board of directors, and shall be held at such times and places, within or without the State of Indiana, as may be specified in such call.
Section 10.  Notice of Annual or Special Meetings.  Notice of the time and place of each annual or special meeting of the board of directors shall be given to each director by the secretary or by the person or persons calling such meeting.  Such notice need not specify the purpose or purposes of the meeting and may be given in any manner or method and at such time so that the director receiving it may have reasonable opportunity to attend the meeting.  Such notice shall, in all events, be deemed to have been properly and duly given if mailed at least forty-eight hours prior to the meeting and directed to the residence of each director as shown upon the secretary’s records.  The giving of notice shall be deemed to have been waived by any director who shall attend and participate in such meeting and may be waived, in writing, by any director either before or after such meeting.

Section 11.  Compensation.  The directors, as such, shall be entitled to receive such reasonable compensation, if any, for their services as may be fixed from time to time by resolution of the board, and expenses of attendance, if any, may be allowed for attendance at each annual, regular or special meeting of the board.  Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of the executive committee or of any standing or special committee may, by resolution of the board, be allowed such compensation for their services as the board may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

Section 12.  Committees.  The board of directors, by resolution adopted by a majority of the full board of directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution, shall have and may exercise all of the authority of the board of directors in the business and affairs of the Corporation except where the action of the full board of directors is required by statute.  Each committee must have two or more members who serve at the pleasure of the board of directors.  The board of directors, by resolution adopted in accordance with this Article II, may designate one or more directors as alternate members of any committee, who may act in the place and stead of any absent member or members at any meeting of such committee.  Vacancies in the membership of a committee shall be filled by the board of directors at a regular or special meeting of the board of directors.  The executive committee shall keep regular minutes of its proceedings and report the same to the board of directors when required.  The designation of any such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed upon it, him or her by law.

ARTICLE III
Officers
Section 1.  General Provisions.  The board of directors shall elect a president, such number of vice presidents, if any, as the board may from time to time determine, a secretary and a treasurer.  The board of directors may also elect a chairman of the board of directors and may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine.  The chairman of the board, if one be elected, shall be, but the other officers need not be, chosen from among the members of the board of directors.  Any two or more of such offices, other than those of president and vice president, may be held by the same person.
Section 2.  Term of Office.  The officers of the Corporation shall hold office at the pleasure of the board of directors, and, unless sooner removed by the board of directors, until the annual meeting of the board of directors following the date of their election and until their successors are chosen and qualified.  The board of directors may remove any officer at any time, with or without cause.  Subject to the provisions of Section 8 of Article IV of these Bylaws, a vacancy in any office, however created, shall be filled by the board of directors.

ARTICLE IV
Duties of Officers
Section 1.  Chairman of the Board.  The chairman of the board, if any, shall preside at all meetings of the board of directors and meetings of shareholders and shall have such other powers and duties as may be prescribed by the board of directors.
Section 2.  Chief Executive Officer.  The chief executive officer, if any, shall have, subject to the powers of the board of directors, charge of the overall general direction of the business and affairs of the Corporation, control of the general policies relating to all aspects of the Corporation’s business operations, and the power to fix the compensation of officers and the power to remove officers.  In the absence of the chairman of the board, or if none be elected, the chief executive officer shall preside at meetings of shareholders.  The chief executive officer may appoint and discharge agents and employees and perform such other duties as are incident to such office.  The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these Bylaws.  In the absence or disability of the officer designated as chief executive officer, the president shall perform any and all duties of the chief executive officer
Section 3.  President.  The president shall be the chief operating officer of the Corporation and shall have such other powers and duties as may be prescribed by the board of directors or the chief executive officer.  The president shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, agreements, notes, and other instruments requiring his signature; and shall have all the powers and duties prescribed by the IBCL and such others as the board of directors may from time to time assign to him.
Section 4.  Vice Presidents.  The vice presidents shall have such powers and duties as may from time to time be assigned to them by the board of directors, the chief executive officer or the president.  At the request of the chief executive officer or the president, or in the case of his absence or disability, the vice president designated by the president (or in the absence of such designation, the vice president designated by the board) shall perform all the duties of the president and, when so acting, shall have all the powers of the president.  The authority of vice presidents to sign in the name of the Corporation certificates for shares and deeds, mortgages, bonds, agreements, notes and other instruments shall be coordinate with like authority of the president.
Section 5.  Secretary.  The secretary shall keep minutes of all the proceedings of the shareholders and the board of directors and shall make proper record of the same, which shall be attested by him; shall have authority to execute and deliver certificates as to any of such proceedings and any other records of the Corporation; shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, agreements, notes and other instruments to be executed by the Corporation which require his signature; shall give notice of meetings of shareholders and directors; shall produce on request at each meeting of shareholders a certified list of shareholders arranged in alphabetical order; shall keep such books and records as may be required by law or by the board of directors; and, in general, shall perform all duties incident to the office of secretary and such other duties as may from time to time be assigned to him by the board of directors, the chief executive officer or the president.

Section 6.  Treasurer.  The treasurer shall have general supervision of all finances; he shall have in charge all money, bills, notes, deeds, leases, mortgages and similar property belonging to the Corporation, and shall do with the same as may from time to time be required by the board of directors.  The Treasurer shall cause to be kept adequate and correct accounts of the business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital and shares, together with such other accounts as may be required; and the Treasurer shall have such other powers and duties as may from time to time be assigned to the Treasurer by the board of directors, the chief executive officer or the president.
Section 7.  Assistant and Subordinate Officers.  Each other officer shall perform such duties as the board of directors, the chief executive officer or the president may prescribe.  The board of directors may, from time to time, authorize any officer to appoint and remove subordinate officers, to prescribe their authority and duties, and to fix their compensation.
Section 8.  Duties of Officers May Be Delegated.  In the absence of any officer of the Corporation, or for any other reason the board of directors may deem sufficient, the board of directors may delegate, for the time being, the powers or duties, or any of them, of such officers to any other officer or to any director.

ARTICLE V

Indemnification and Insurance
Section 1.  Indemnification.  To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (a) if such Eligible Person is Wholly Successful with respect to the Claim, or (b) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 3(a) or 3(b) of Article V of these Bylaws, to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (b) of this Section 1 of Article V of these Bylaws. The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.
Section 2.  Definitions.
(a) The term “Claim” as used in this Article V shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise (i) by reason of his being or having been an Eligible Person, or (ii) by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.
(b) The term “Eligible Person” as used in this Article V shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director or officer of the Corporation.
(c) The terms “Liability” and “Expense” as used in this Article V shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.
(d) The term “Wholly Successful” as used in this Article VI shall mean (i) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

Section 3. Determination of Conduct.
(a) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 1(b) of Article V of these Bylaws, and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person’s Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Corporation.
(b) If an Eligible Person claiming indemnification pursuant to Section 3(a) of Article V of these Bylaws is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 3(a) of Article V of these Bylaws within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 3(a) of Article V of these Bylaws within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 1(b) of Article V of these Bylaws. If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.

Section 4.  Non-Exclusivity.  The rights of indemnification provided in Article V of these Bylaws shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of Article V of these Bylaws, the Board of Directors may, at any time and from time to time, (a) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (b) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.
Section 5.  Advance Payment of Expenses.  Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount unless he is determined to be entitled to indemnification.
Section 6.  Miscellaneous.
(a)  The provisions of Article V of these Bylaws shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of Article V of these Bylaws that occurs subsequent to such person becoming an Eligible Person.
(b)  The provisions of Article V of these Bylaws shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

ARTICLE VI
Certificates for Shares
Section 1.  Form and Execution.  Certificates for shares, certifying the number of full-paid shares owned, shall be issued to each shareholder in such form as shall be approved by the board of directors.  Such certificates shall be signed by the chairman or vice-chairman of the board of directors, the chief executive officer or the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer; provided, however, that the signatures of any of such officers and the seal of the Corporation upon such certificates may be facsimiles, engraved, stamped or printed.  If any officer or officers who shall have signed, or whose facsimile signature shall have been used, printed or stamped on any certificate or certificates for shares, shall cease to be such officer or officers, because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates shall nevertheless be as effective in all respects as though signed by a duly elected, qualified and authorized officer or officers, and as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the Corporation.
Section 2.  Registration of Transfer.  Any certificate for shares of the Corporation shall be transferable in person or by attorney upon the surrender thereof to the Corporation or any transfer agent therefor (for the class of shares represented by the certificate surrendered) properly endorsed for transfer and accompanied by such assurances as the Corporation or such transfer agent may require as to the genuineness and effectiveness of each necessary endorsement.
Section 3.  Lost, Destroyed or Stolen Certificates.  A new share certificate or certificates may be issued in place of any certificate theretofore issued by the Corporation which is alleged to have been lost, destroyed or wrongfully taken upon (i) the execution and delivery to the Corporation by the person claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit of that fact, specifying whether or not, at the time of such alleged loss, destruction or taking, the certificate was endorsed, and (ii) the furnishing to the Corporation of indemnity and other assurances, if any, satisfactory to the Corporation and to all transfer agents and registrars of the class of shares represented by the certificate against any and all losses, damages, costs, expenses or liabilities to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or in respect of the original certificate.
Section 4.  Registered Shareholders.  A person in whose name shares are of record on the books of the Corporation shall conclusively be deemed the unqualified owner and holder thereof for all purposes and to have capacity to exercise all rights of ownership.  Neither the Corporation nor any transfer agent of the Corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

ARTICLE VII
Fiscal Year
The fiscal year of the Corporation shall end on such date in each year as shall be designated from time to time by the board of directors.  In the absence of such designation, the fiscal year of the Corporation shall end on December 31 in each year.

ARTICLE VIII
Seal
The board of directors may provide a suitable seal containing the name of the Corporation.  If deemed advisable by the board of directors, duplicate seals may be provided and kept for the purposes of the Corporation.  The absence of the impression of the corporate seal from any document shall not affect in any way the validity or effect of such document.

ARTICLE IX
Amendments
These Bylaws shall be subject to alteration, amendment, repeal, or the adoption of new Bylaws  only by the board of directors of the Corporation.

SCHEDULE I

GOVERNMENTAL CONSENTS

1.	Approval of Indiana Department of Insurance